Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

HERCULES INTERMEDIATE HOLDINGS LLC,

HERCULES MERGER SUB LLC,

BUCKEYE PARTNERS, L.P.,

BUCKEYE PIPE LINE SERVICES COMPANY

and

BUCKEYE GP LLC

Dated as of May 10, 2019

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

Exhibit A                                             Tax Opinion

iii

This AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2019 (this “Agreement”), is by and among Hercules Intermediate Holdings LLC, a Delaware limited liability company (“Parent”), Hercules Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), Buckeye Pipe Line Services Company, a Pennsylvania corporation (“ServiceCo”), and Buckeye GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”).  Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), Merger Sub will be merged with and into the Partnership, with the Partnership surviving the Merger as a Subsidiary of Parent (the “Merger”);

WHEREAS the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board of Directors (the “Partnership Board”) of the General Partner has by unanimous vote (i) determined that the execution, delivery and performance by each of the Partnership and the General Partner of this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions are in the best interests of the Partnership, (ii) approved this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions and (iii) recommended that the Partnership Board approve this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions;

WHEREAS, the Partnership Board has, by unanimous vote (i) determined that the execution, delivery and performance by each of the Partnership and the General Partner of this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions are in the best interests of the Partnership, (ii) duly authorized and approved the execution, delivery and performance by each of the Partnership and the General Partner of this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions, (iii) approved the Merger and this Agreement on behalf of the General Partner and (iv) recommended that the holders of Partnership Units approve this Agreement and the Merger Transactions;

WHEREAS, the board of managers of Parent has duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions;

WHEREAS, Parent, in its capacity as sole member of Merger Sub, has duly authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Partnership’s willingness to enter into this Agreement, Conyers Trust Company (Cayman) Limited (as trustee for the IFM Global Infrastructure Fund, the “Fund”), is entering into the Equity Financing Letter, pursuant to which, subject to the terms and conditions therein, the Fund has agreed to provide an equity investment in Parent in cash in the aggregate amount set forth therein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Partnership’s willingness to enter into this Agreement, Parent has delivered to the Partnership a duly executed guaranty (the “Limited Guarantee”) of the Fund in favor of the Partnership, which, subject to the terms and conditions therein, guarantees certain obligations of Parent as set forth therein; and

WHEREAS the Partnership, the General Partner, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub, the General Partner and the Partnership hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DLLCA and the DRULPA, at the Effective Time, Merger Sub shall be merged with and into the Partnership, the separate existence of Merger Sub shall thereupon cease, and the Partnership shall continue its existence as a limited partnership under the DRULPA as the surviving entity in the Merger.  The Partnership, as the surviving entity after the Merger, is hereinafter referred to as the “Surviving Entity”.

SECTION 1.02.  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the fifth business day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another date, time or place is agreed to in writing by Parent and the Partnership; provided, however, that in no event shall Parent or Merger Sub be obligated to consummate the Closing if the Marketing Period has not ended at least five business days prior to the time that the Closing would otherwise have occurred, in which case the Closing shall not occur until the earlier to occur of (a) a date before or during the Marketing Period specified by Parent on at least three business days’ prior written notice to the Partnership and (b) the fifth business day immediately following the final day of the Marketing Period, subject to, in each case, the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another date or time is agreed to in writing by Parent and the Partnership.  The date on which the Closing actually occurs is referred to as the “Closing Date.”

SECTION 1.03.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DLLCA and the DRULPA (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DLLCA and the DRULPA in connection with the Merger.  The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04.  Effects of the Merger.  The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the DLLCA and the DRULPA.

SECTION 1.05.  Organizational Documents of the Surviving Entity.  At the Effective Time, the Certificate of Limited Partnership and the Partnership Agreement of the Partnership, as in effect immediately prior to the Effective Time, will remain unchanged and shall be the certificate of limited partnership and agreement of limited partnership of the Surviving Entity until thereafter amended as provided therein or by applicable Law (and subject to Section 5.07 hereof).

SECTION 1.06.  Admission as Partner.  At the Effective Time, by virtue of the Merger, and in accordance with this Agreement, the Partnership Agreement and the DRULPA (including Section 17-301(b)(3)), (a) Parent shall be admitted as the sole limited partner of the Partnership and will hold all limited partner interests in the Partnership and, simultaneously therewith, all limited partners of the Partnership immediately prior to the Merger shall cease to be limited partners of the Partnership (provided, that if Parent makes the ServiceCo Election, then ServiceCo shall remain a limited partner of the Partnership and continue to hold the ServiceCo Units), (b) the General Partner shall continue as the sole general partner of the Partnership, (c) the Partnership shall continue without dissolution and (d) the books and records of the Partnership shall be revised to reflect the foregoing.

SECTION 1.07.  Tax Treatment.  Parent and the Partnership agree that the Merger shall be treated solely for U.S. Federal income tax purposes as a sale of all of the Partnership Units by the holders thereof in exchange for the Merger Consideration and a purchase of all of the assets of the Partnership by Parent, in accordance with IRS Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2.  Parent and the Partnership shall prepare and file all applicable Tax Returns in a manner consistent with such treatment and shall not take any position that is inconsistent with such treatment, except as required by applicable Law following a final determination by a court of competent jurisdiction or other final decision by an applicable Governmental Authority.

ARTICLE II

Effect of the Merger on Equity Interests; Exchange of Certificates;
Equity-Based Awards

SECTION 2.01.  Effect on Equity Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, the General Partner, Parent, Merger Sub or the holder of any securities of the Partnership or Merger Sub:

(a)  Equity of Merger Sub.  All of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become a number of Partnership Units equal to the number of Partnership Units converted into the Merger Consideration pursuant to this Agreement, which shall constitute 100% of the limited partner interests in the Surviving Entity (provided, that if Parent makes the ServiceCo Election, then ServiceCo shall remain a limited partner of the Partnership and continue to hold the ServiceCo Units).

(b)  Cancelation of Certain Units.  Subject to Section 2.01(e), all Partnership Units that are owned immediately prior to the Effective Time by (i) the Partnership or (ii) Parent or any of its Subsidiaries shall in each case be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)  Merger Consideration.  Each issued and outstanding Partnership Unit (other than Partnership Units to be canceled in accordance with Section 2.01(b) or, upon a ServiceCo Election, the ServiceCo Units) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $41.50 per unit, without interest (the “Merger Consideration”).  As of the Effective Time, all such Partnership Units shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Partnership Unit (each, a “Certificate”) or of non-certificated Partnership Units held in book entry form (each, an “Uncertificated Unit”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor in accordance with Article II.

(d)  General Partner Interest.  The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time shall remain outstanding in the Surviving Entity in the form set forth in the Partnership Agreement, and the General Partner, as the holder of such general partner interest, shall continue as the sole general partner of the Surviving Entity as set forth in the Partnership Agreement.

(e)  ServiceCo Units.  Notwithstanding anything to the contrary set forth herein, Parent in its sole discretion may elect, prior to Closing, to cause ServiceCo to continue to hold the Partnership Units held by ServiceCo as of the Effective Time (the “ServiceCo Units”) and to thereby remain a limited partner of the Partnership, in each case at and after Closing (such election by Parent, the “ServiceCo Election”) if (x) the Trustee Approval, to the extent required, has been obtained prior to the Closing and (y) at or prior to the Effective Time, ServiceCo has become a wholly-owned Subsidiary of Parent in accordance with the terms hereof.  Unless otherwise directed by Parent pursuant to Section 5.16, if Parent has made the ServiceCo Election, the parties agree that the following steps will be taken in the sequence set forth below and immediately prior to the Closing, and that the parties will use their respective reasonable best efforts prior to the Closing to facilitate and enable the following steps to be taken immediately prior to Closing:

(i)  first, Parent, ServiceCo and the Trustee, on behalf of the ESOP, will consummate the acquisition transaction contemplated by the ServiceCo Purchase Agreement in accordance therewith;

(ii)  second, ServiceCo will, and Parent will cause ServiceCo to, at the election of Parent or as may be agreed by Parent and ServiceCo, either distribute or sell all of its Partnership Units to Parent;

(iii)  third, Parent will cause ServiceCo to merge with and into a newly formed limited liability company that is wholly owned by Parent (“New LLC”) in a merger in which Parent receives additional membership interests in New LLC in exchange for the outstanding common stock of ServiceCo or ServiceCo will convert to a limited liability company; and

(iv)  fourth, the Merger shall be consummated in accordance with the terms of this Agreement.

Parent may waive the performance of one or both of the foregoing steps (ii) and (iii) in its sole discretion and may establish and effect a different set of one or more steps between step (i) and step (iv) to give effect to the transactions contemplated by this Section 2.01(e) and Section 5.16.

SECTION 2.02.  Exchange of Certificates and Uncertificated Units.  (a)  Paying Agent.  Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Partnership to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Partnership.  At or immediately after the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).  Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion.  Parent shall or shall cause the Surviving Entity to, as promptly as reasonably practicable, replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is until the first anniversary of the Closing Date maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Partnership Units to receive the Merger Consideration as provided herein.  Any interest and other income resulting from such investments shall be paid promptly to Parent.

(b)  Payment Procedures.  As promptly as reasonably practicable after the Effective Time (but in no event more than five business days thereafter), Parent and the Surviving Entity shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Certificates (other than Certificates representing (x) Partnership Units to be canceled in accordance with Section 2.01(b) or (y) upon the ServiceCo Election, the ServiceCo Units) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Partnership may reasonably agree prior to the Closing Date) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration as provided in Section 2.01(c).  Upon surrender of a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Partnership Unit formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Entity or the Paying Agent that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c)  Transfer Books; No Further Ownership Rights in Partnership Units.  The Merger Consideration paid in respect of Partnership Units in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Partnership Units previously represented by the relevant Certificates or Uncertificated Units, and at the Effective Time, the transfer books of the Partnership shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Partnership Units that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that represented ownership of Partnership Units and Uncertificated Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Partnership Units, except as otherwise provided for herein or by applicable Law.  If, at any time after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)  Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, (ii) compliance with the other procedures set forth in this Article II, and (iii) if required by the Surviving Entity or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of Partnership Units formerly represented by such Certificate as contemplated by this Article II.

(e)  Termination of Exchange Fund.  At any time following the first anniversary of the Closing Date, the Surviving Entity shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Certificates or Uncertificated Units, and thereafter such holders shall be entitled to look only to the Surviving Entity for, and the Surviving Entity shall remain liable for, payment of their claims for the Merger Consideration in accordance with, and subject to, the provisions of this Article II.  Any Merger Consideration remaining unclaimed by holders of Partnership Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any Person previously entitled thereto.

(f)  No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Entity or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(g)  Withholding.  Parent, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts payable pursuant to this Article II such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of applicable Tax Law.  To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h)  Uncertificated Units.  As promptly as reasonably practicable after the Effective Time (but in no event more than five business days thereafter), Parent and the Surviving Entity shall cause the Paying Agent to (i) mail to each Person who was, at the Effective Time, a holder of Uncertificated Units (other than (x) Uncertificated Units to be canceled in accordance with Section 2.01(b) or (y) upon the ServiceCo Election, the ServiceCo Units) materials advising such holder of the effectiveness of the Merger and the conversion of its Uncertificated Units into the right to receive the Merger Consideration and (ii) subject to the delivery of such customary documents as may reasonably be required by the Paying Agent, pay to each Person who was, at the Effective Time, a holder of Uncertificated Units the Merger Consideration that such holder is entitled to receive in respect of its Uncertificated Units pursuant to Section 2.01(c) and this Article II.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any Uncertificated Units are registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Uncertificated Units and shall have established to the reasonable satisfaction of the Surviving Entity or the Paying Agent that such Uncertificated Units were properly transferred and that such Tax either has been paid or is not applicable.

SECTION 2.03.  Equity-Based Awards.  Prior to the Effective Time, the Partnership Board (or, if appropriate, any committee thereof administering the Partnership Equity Plans) shall adopt such resolutions as may be required to provide that:

(a)  at the Effective Time, each Partnership Phantom Unit that is outstanding immediately prior to the Effective Time shall be canceled and the holder of such Partnership Phantom Unit shall be entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the sum of (i) (A) the Merger Consideration multiplied by (B) the number of Partnership Units that are subject to such Partnership Phantom Unit immediately prior to the Effective Time plus (ii) to the extent unpaid as of the Effective Time, all amounts accumulated in respect of any Partnership DERs granted with respect to such Partnership Phantom Unit (with respect to each Partnership Phantom Unit, the sum of the amounts described in the foregoing clauses (i) and (ii), the “Partnership Phantom Unit Payment Amount”), provided that (x) the Partnership Phantom Unit Payment Amount payable upon the settlement of each Off-Cycle Partnership Phantom Unit and each Specified Annual Partnership Phantom Unit (as applicable) shall be pro-rated (based on the number of days in the applicable vesting period) for the portion of the applicable vesting period in respect of such Off-Cycle Partnership Phantom Unit or Specified Annual Partnership Phantom Unit (as applicable) that elapses prior to the Effective Time (each such amount, a “Pro-Rated Partnership Phantom Unit Payment Amount”) and the remainder will be forfeited for no payment and (y) in the case of each Specified Annual Partnership Phantom Unit, the amount paid in respect of the settlement of such Specified Annual Partnership Phantom Unit shall equal the lesser of (1) the Pro-Rated Partnership Phantom Unit Payment Amount multiplied by two and (2) the applicable Partnership Phantom Unit Payment Amount;

(b)  at the Effective Time, each Partnership Performance Unit that is outstanding immediately prior to the Effective Time shall be canceled and the holder of such Partnership Performance Unit shall be entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the sum of (i) (A) the Merger Consideration multiplied by (B) the number of Partnership Units that are subject to such Partnership Performance Unit immediately prior to the Effective Time (based on a payout performance multiplier of 100%) plus (ii) to the extent unpaid as of the Effective Time, all amounts accumulated in respect of any Partnership DERs granted with respect to such Partnership Performance Unit (based upon a payout performance multiplier of 100) (with respect to each Partnership Performance Unit, the sum of the amounts described in the foregoing clauses (i) and (ii), the “Partnership Performance Unit Payment Amount”), provided that (x) the Partnership Performance Unit Payment Amount payable upon the settlement of each Off-Cycle Partnership Performance Unit and each Specified Annual Partnership Performance Unit (as applicable) shall be pro-rated (based on the number of days in the applicable performance period) for the portion of the applicable performance period in respect of such Off-Cycle Partnership Performance Unit or Specified Annual Partnership Performance Unit (as applicable) that elapses prior to the Effective Time (each such amount, a “Pro-Rated Partnership Performance Unit Payment Amount”) and the remainder will be forfeited for no payment and (y) in the case of each Specified Annual Partnership Performance Unit, the amount paid in respect of the settlement of such Specified Annual Partnership Performance Unit shall equal the lesser of (1) the Pro-Rated Partnership Performance Unit Payment Amount multiplied by two and (2) the applicable Partnership Performance Unit Payment Amount;

(c)  at the Effective Time, each Partnership Director Deferred Unit that is outstanding immediately prior to the Effective Time shall be canceled and the holder of such Partnership Director Deferred Unit shall be entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the sum of (i) (A) the Merger Consideration multiplied by (B) the number of Partnership Units that are subject to such Partnership Director Deferred Unit immediately prior to the Effective Time plus (ii) to the extent unpaid as of the Effective Time, all amounts accumulated in respect of any Partnership DERs granted with respect to such Partnership Director Deferred Unit; and

(d)  at the Effective Time, each Partnership Deferral Unit that is outstanding immediately prior to the Effective Time shall be canceled and the holder of such Partnership Deferral Unit shall be entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the sum of (i) (A) the Merger Consideration multiplied by (B) the number of Partnership Units that are subject to such Partnership Deferral Unit immediately prior to the Effective Time plus (ii) to the extent unpaid as of the Effective Time, all amounts accumulated in respect of any Partnership DERs granted with respect to such Partnership Deferral Unit.

SECTION 2.04.  Payments with Respect to Equity-Based Awards.  Promptly after the Effective Time (but in any event, no later than the first payroll date that occurs more than five business days after the Effective Time), the Surviving Entity or a Subsidiary thereof shall pay through its payroll systems the amounts due in respect of Partnership Equity Awards pursuant to Section 2.03; provided, however, that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Entity or a Subsidiary thereof shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code.

SECTION 2.05.  Adjustments.  Without limiting Section 5.01, if between the date hereof and the Effective Time the outstanding Partnership Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit split, reverse unit split, unit dividend (including any dividend or other distribution of securities convertible into Partnership Units), reorganization, recapitalization, reclassification, combination, exchange of units or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be appropriately adjusted to reflect such unit split, reverse unit split, unit dividend (including any dividend or other distribution of securities convertible into Partnership Units), reorganization, recapitalization, reclassification, combination, exchange of units or other like change.

SECTION 2.06.  No Dissenters’ Rights.  No dissenters’ or appraisal rights will be available with respect to the Merger or the other Transactions.

ARTICLE III

Representations and Warranties of the Partnership

The Partnership and the General Partner each jointly and severally represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Partnership to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Partnership Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Partnership Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Partnership on or after January 1, 2017 and publicly available no later than 5:00 p.m., New York City time, one business day prior to the execution of this Agreement (the “Filed Partnership SEC Documents”), other than any risk factor disclosure (other than any statements of fact or other statements that are not forward looking and cautionary in nature) in any such Filed Partnership SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward looking or predictive statements in such Filed Partnership SEC Documents (it being acknowledged and agreed that nothing disclosed in the Filed Partnership SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.02(a) and the first sentence of Section 3.02(b)):

SECTION 3.01.  Organization; Standing.  (a)  The Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite partnership power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Partnership’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Partnership is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  True and complete copies of the Partnership Organizational Documents are included in the Filed Partnership SEC Documents and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and the General Partner are not in violation of any of the provisions thereof.

(b)  Each of the Partnership’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite corporate, partnership, limited liability company or other entity power and authority, as applicable, necessary to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except (other than with respect to the due organization and valid existence of the General Partner) where the failure to be so organized, existing and in good standing, have such power and authority or be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Partnership has made available to Parent complete and correct copies of the organizational or governing documents of each of the Partnership’s Significant Subsidiaries, each as amended to the date of this Agreement and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Partnership’s Significant Subsidiaries are in violation of any of the provisions thereof.

SECTION 3.02.  Capitalization.  (a)  At the close of business on May 7, 2019 (the “Capitalization Date”), (i) 153,918,086 Partnership Units were issued and outstanding, (ii) 1,533,833 Partnership Units were reserved and available for issuance pursuant to the Partnership Equity Plans, (iii) no Partnership Units were subject to Partnership Unit Options, (iv) 829,332 Partnership Units were subject to Partnership Phantom Units, (v) 798,644 Partnership Units were subject to Partnership Performance Units (assuming that applicable performance goals are attained based on a performance multiplier of 100%), (vi) 598 Partnership Units were subject to Partnership Director Deferred Units, (vii) 434,862 Partnership Units were subject to Partnership Deferral Units, and (vii) $3,628,321.54 were payable with respect to Partnership DERs in respect of outstanding Partnership Equity Awards (assuming, in the case of Partnership Performance Units, that applicable performance goals are attained based on a performance multiplier of 100%).  The General Partner is the sole general partner of the Partnership, owning the entire outstanding general partner interest in the Partnership.  The Partnership owns beneficially and of record all of the outstanding limited liability company interests of, and is the sole member of, the General Partner.  Since the Capitalization Date through the date hereof, neither the Partnership nor any of its Subsidiaries has (1) issued any Partnership Securities or incurred any obligation to make any payments based on the price or value of any Partnership Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Partnership Securities, other than, in each case, pursuant to the vesting, settlement or exercise of Partnership Equity Awards, payments with respect to Partnership DERs in respect of Partnership Equity Awards or the forfeiture or withholding of taxes with respect to Partnership Equity Awards.  All of the outstanding Partnership Phantom Units have been issued pursuant to the Buckeye Partners, L.P. 2013 Long-Term Incentive Plan, as amended and restated.

(b)  Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding partnership interests or other equity or voting interests in the Partnership, (ii) no outstanding securities of the Partnership convertible into or exchangeable for partnership interests or other equity or voting interests in the Partnership, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Partnership, or that obligate the Partnership to issue, any partnership interests or other equity or voting interests in, or any securities convertible into or exchangeable for partnership interests or other equity or voting interests in, the Partnership, (iv) no obligations of the Partnership to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any partnership interests or other equity or voting interests in the Partnership (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as

“Partnership Securities”) and (v) no other obligations by the Partnership or any of its Subsidiaries to make any payments based on the price or value of any Partnership Securities.  There are no outstanding agreements of any kind which obligate the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Securities (other than pursuant to the forfeiture or withholding of taxes with respect to Partnership Equity Awards), or obligate the Partnership to grant, extend or enter into any such agreements relating to any Partnership Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Partnership Securities.  No direct or indirect Subsidiary of the Partnership owns any Partnership Units.  There are no outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of Partnership Units on any matter.  None of the Partnership or any Subsidiary of the Partnership is a party to any unitholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Partnership Securities or any other agreement relating to the disposition, voting or dividends with respect to any Partnership Securities.  All outstanding Partnership Units and the general partner interest in the Partnership held by the General Partner have been duly authorized and validly issued and are fully paid (to the extent required under the Partnership Agreement), nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights.

(c)  Section 3.02(c)(i) of the Partnership Disclosure Letter sets forth, as of the date hereof, the name of each of the Partnership’s Significant Subsidiaries, the state or jurisdiction of its organization (and each direct owner of its outstanding equity interests).  All of the outstanding shares of capital stock of, or other equity or voting interests in, each Significant Subsidiary of the Partnership (except for directors’ qualifying shares or the like, in each case, set forth in Section 3.02(c)(ii) of the Partnership Disclosure Letter) are owned directly or indirectly, beneficially and of record, by the Partnership free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests).  Each outstanding share of capital stock of each Significant Subsidiary of the Partnership, which is held, directly or indirectly, by the Partnership, is duly authorized, validly issued, fully paid (with respect to any Significant Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Significant Subsidiary), nonassessable (with respect to any Significant Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA, by Sections 17-303, 17-607 and 17-804 of the DRULPA and the limited liability company agreement or limited partnership agreement of the applicable Significant Subsidiary) and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Significant Subsidiary of the Partnership, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Significant Subsidiary.

(d)  Neither the Partnership nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity or voting securities or equity or voting interests, or has any interest convertible into or exercisable or exchangeable therefor, in any Person other than the Partnership’s Subsidiaries.

SECTION 3.03.  Authority; Noncontravention.  (a)  Each of the Partnership, the General Partner and ServiceCo has all necessary partnership, limited liability company and corporate power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.11 are true and correct and, subject to the receipt of the Partnership Unitholder Approval, to consummate the Merger Transactions.  The execution, delivery and performance by each of the Partnership, the General Partner and ServiceCo of this Agreement, and, assuming the representations and warranties set forth in Section 4.11 are true and correct, the consummation by each of the Partnership and the General Partner of the Merger Transactions, have been duly authorized and approved by the Partnership Board, and the Merger Transactions and this Agreement have been duly authorized and approved on behalf of the General Partner by the Partnership Board and on behalf of ServiceCo by the Board of Directors of ServiceCo and, assuming the representations and warranties set forth in Section 4.11 are true and correct, the consummation by each of the Partnership, the General Partner and ServiceCo of the Merger Transactions have been approved by the Governance Committee and, except for obtaining the Partnership Unitholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DLLCA and the DRULPA, no other limited partnership action, limited liability company action or corporate action, as applicable, on the part of the Partnership, the General Partner or ServiceCo is necessary to authorize the execution, delivery and performance by the Partnership, the General Partner and ServiceCo of this Agreement and the consummation by the Partnership, the General Partner and ServiceCo of the Merger Transactions.  This Agreement has been duly executed and delivered by each of the Partnership, the General Partner and ServiceCo and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of each of the Partnership, the General Partner and ServiceCo, enforceable against each of the Partnership, the General Partner and ServiceCo, respectively, in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b)  The Governance Committee, at a meeting duly called and held, unanimously adopted resolutions (i) determining that the execution, delivery and performance by each of the Partnership and the General Partner of this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions are in the best interests of the Partnership, (ii) approving this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions and (iii) recommending that the Partnership Board approve this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn.  The Partnership Board, at a meeting duly called and held, unanimously adopted resolutions (A) determining that the execution, delivery and performance by each of the Partnership and the General Partner of this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions are in the best interests of the Partnership, (B) authorizing and approving the execution, delivery and performance by each of the Partnership and the General Partner of this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions, (C) approving the Merger and this Agreement on behalf of the General Partner, (D) directing that the Partnership submit the approval of this Agreement and the Merger Transactions to a vote at a meeting of the holders of Partnership Units in accordance with the terms of this Agreement and (E) recommending that the holders of the Partnership Units approve this Agreement and the Merger Transactions (such recommendation, the “Partnership Board Recommendation”), which resolutions have not, except after the date hereof as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.

(c)  Assuming the representations and warranties set forth in Section 4.11 are true and correct, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Partnership Units entitled to vote thereon, voting together as a single class (the “Partnership Unitholder Approval”), at the Partnership Unitholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any limited partner interests or other equity interests in the Partnership necessary to approve this Agreement and the Merger Transactions.

(d)  Neither the execution and delivery of this Agreement by the Partnership, the General Partner and ServiceCo, nor the consummation by the Partnership, the General Partner or ServiceCo of the Merger Transactions, nor performance or compliance by the Partnership, the General Partner or ServiceCo with any of the terms or provisions hereof, will (i) subject to the receipt of the Partnership Unitholder Approval, conflict with or violate any provision (A) of the Partnership Organizational Documents or (B) of the similar organizational documents of any of the Partnership’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 and the Partnership Unitholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to the Partnership or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Partnership or any of its Subsidiaries is a party or accelerate the Partnership’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (z) result in the creation of any Lien (other than Permitted Liens) on any properties or assets of the Partnership or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.04.  Governmental Approvals.  Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the

Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Partnership Unitholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”), (c) the filing of the Certificate of Merger with the Secretary of State pursuant to the DLLCA and DRULPA and of appropriate documents with the relevant authorities of other jurisdictions in which the Partnership or any of its Subsidiaries are qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act and the filings, consents and approvals set forth in Section 3.04(d) of the Partnership Disclosure Letter (the “Other Regulatory Approvals”), (e) notification and approval of CFIUS under Section 721 of the United States Defense Production Act of 1950, as amended, and the regulations and applicable interim rules promulgated thereunder (the “DPA”), (f) filings required with, and compliance with other applicable requirements of, the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder (the “Communications Act”) and (g) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Partnership and the General Partner, the performance by the Partnership and the General Partner of their obligations hereunder and the consummation by the Partnership and the General Partner of the Merger Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.  Partnership SEC Reports; Undisclosed Liabilities.  (a)  The Partnership has timely filed or furnished with the SEC all material reports, schedules, forms, statements and other documents required to be filed or furnished by the Partnership with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2017 (collectively, the “Partnership SEC Reports”).  As of their respective effective dates (in the case of Partnership SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Partnership SEC Reports), the Partnership SEC Reports complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the NYSE, in each case, as applicable to such Partnership SEC Reports, and none of the Partnership SEC Reports as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Partnership’s Subsidiaries or the General Partner is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of the date hereof, there are not any material outstanding or unresolved comments in comment letters received from the SEC or its staff that are not set forth or reflected in the Partnership SEC Reports, and the Partnership has not received written notice from the SEC that any of the Partnership SEC Reports is the subject of ongoing SEC review.

(b)  The audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements of the Partnership (including all related notes or schedules) included or incorporated by reference in the Partnership SEC Reports, as of their respective dates of filing with the SEC (or, if such Partnership SEC Reports were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)  Neither the Partnership nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Partnership as of December 31, 2018 (the “Balance Sheet Date”) included in the Partnership SEC Reports prior to the date hereof, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions, or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)  The Partnership has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, which are designed to provide reasonable assurance that material information relating to the Partnership and its consolidated Subsidiaries required to be included in reports filed under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) accumulated and communicated to the individuals responsible for the preparation of the Partnership’s filings with the SEC to allow timely decisions regarding required disclosure.  Since January 1, 2017, neither the Partnership nor, to the Partnership’s Knowledge, the Partnership’s independent registered public accounting firm, has identified or been made aware of (A) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Partnership’s internal controls over financial reporting which would reasonably be expected to adversely affect the Partnership’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(e)  The General Partner’s principal executive officer and its principal financial officer have made all certifications required by the Sarbanes-Oxley Act and the Exchange Act with respect to the Partnership SEC Reports, and the statements contained in such certifications were complete and correct when made.  The management of the Partnership has completed its assessment of the effectiveness of the Partnership’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such controls were effective.  To the Knowledge of the Partnership, as of the date of this Agreement, there are no facts or circumstances that would prevent the General Partner’s principal executive officer and its principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.  The Partnership is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.  Since January 1, 2017, there have been no material written complaints (and, to the Knowledge of the Partnership, no other material complaints) from or to a Governmental Authority regarding accounting, internal accounting controls or auditing practices of the Partnership or any of its Subsidiaries.

(f)  Neither the Partnership nor any of its Subsidiaries is a party to, or has any Contract to become a party to, any off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Reports.

(g)  The Proxy Statement (including any amendment or supplement thereto), at the time filed with the SEC and at the time first sent or given to the unitholders of the Partnership and at the time of the Partnership Unitholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.06.  Absence of Certain Changes.  Since the Balance Sheet Date through the date of this Agreement, (a) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Partnership and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice and the Partnership and its Subsidiaries have not taken any action that would be prohibited by Sections 5.01(b)(i), (ii), (iii), (v), (vii), (ix), (x) or (xi) if such action were taken on or after the date hereof without the consent of Parent, and (b) there has not been any Material Adverse Effect or any event, change, effect, fact, condition, development or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.  Legal Proceedings; Judgments.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Partnership, threatened legal or administrative proceeding, suit, claim, investigation, arbitration or action (an “Action”) against the Partnership or any of its Subsidiaries or any of their respective assets or properties, or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (a “Judgment”) imposed upon the Partnership or any of its Subsidiaries, in each case, by or before any Governmental Authority.

SECTION 3.08.  Compliance with Laws; Permits.  (a)    The Partnership and each of its Subsidiaries are, and have been since January 1, 2017, in compliance with all state or federal laws, statutes, ordinances, codes, rules or regulations (“Laws”) or Judgments, applicable to the Partnership or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Partnership and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  The Partnership, each of its Subsidiaries and, to the Knowledge of the Partnership, each of its and their directors, officers and employees acting in such capacities and each of its and their other agents acting on its or their behalf is, and has been since January 1, 2017, in compliance in all material respects with (i) all applicable anti-corruption and anti-bribery Laws, including the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder (“Anti-Corruption Laws”) and (ii) all applicable export or import control Laws, trade or economic sanctions Laws, or anti-boycott Laws, of the United States or any other jurisdiction, including the Arms Export Control Act (22 U.S.C. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the Export Control Reform Act of 2018 (Sections 1471-1781 of P.L. 115-232), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Part 730 et seq.), the regulations administered and enforced by the Office of Foreign Assets Control (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department anti-boycott regulations (15 C.F.R. Part 760), the U.S. Treasury Department anti-boycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations or any applicable non-U.S. Laws of a similar nature (together with the Anti-Corruption Laws, “International Trade Laws”).  The Partnership and its Subsidiaries have instituted and continue to maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with all applicable International Trade Laws.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no export or import Permits, license exceptions or other consents, approvals, licenses, waivers, orders or authorizations of, or registrations, declarations or filings with, or notices to, any Governmental Authority are required to operate the business of the Partnership or any of its Subsidiaries as currently conducted.

(d)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Partnership nor any of its Subsidiaries are engaged in any activities to establish, support or maintain any business relationships with, or have contracted to sell, supply, distribute or otherwise provide any goods or services to, (i) any person identified on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) or, to the Knowledge of the Partnership, any person owned 50% or more, directly or indirectly, by one or more persons identified on the SDN List, or (ii) any Governmental Authority within, and any Person organized or domiciled in Cuba, Iran, the Republic of North Korea, Syria, the Crimea Region of the Ukraine or any other country or territory against which the United States maintains comprehensive trade sanctions or economic embargoes.

(e)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no Action by or before any Governmental Authority (excluding any investigation by a Governmental Authority) involving the Partnership, any of its Subsidiaries, or any of their directors, officers, employees or agents with respect to International Trade Laws is pending or, to the Partnership’s Knowledge, threatened, (ii) to the Knowledge of the Partnership, none of the Partnership, its Subsidiaries nor any of their directors, officers or employees are under investigation by a Governmental Authority for alleged violations of International Trade Laws, (iii) no civil or criminal penalties have been imposed on the Partnership or any of its Subsidiaries with respect to violations of International Trade Laws and no disclosures have been submitted to the U.S. government or any other Governmental Authority by the Partnership or any of its Subsidiaries with respect to material violations of International Trade Laws, and (iv) there are no internal investigations with respect to any potential violations of International Trade Laws or, to the Knowledge of the Partnership, any allegations by employees of any such violations.

SECTION 3.09.  Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)  The Partnership and each of its Subsidiaries has timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate.

(b)  All Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been paid or have been adequately reserved against in accordance with GAAP.

(c)  Neither the Partnership nor any of its Subsidiaries has received written notice of any pending audit, examination, investigation, proposed adjustment, claim, deficiency, assessment or other proceeding in respect of any Taxes of the Partnership or any of its Subsidiaries (including, solely to the extent the Partnership has Knowledge thereof, any audits, examinations, investigations or other proceedings involving any of the Partnership’s Affiliates if related to Taxes or Tax matters for which the Partnership or any of its Subsidiaries may have liability or responsibility).

(d)  There are no Liens for Taxes on any of the assets of the Partnership or any of its Subsidiaries other than Permitted Liens.

(e)  Neither the Partnership nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, other than (i) any waiver or extension that is no longer in effect and (ii) any extensions of time to file Tax Returns obtained in the ordinary course.

(f)  The Partnership and its Subsidiaries have complied with applicable Law (including any record-keeping and documentation requirements related to sales Taxes) related to withholding and payment of Taxes, including Taxes required to be withheld and timely paid to the appropriate authorities with respect to amounts paid to any third party (including income, social security and employment Tax withholding for all types of compensation).

(g)  None of the Partnership and its Subsidiaries is a party to a Tax allocation or sharing Contract (other than any Contract (A) exclusively between or among the Partnership and its Subsidiaries or (B) with third parties, made in the ordinary course of business, the primary subject matter of which is not Tax), and no payments are due or will become due by the Partnership or any of its Subsidiaries pursuant to any such Contract.

(h)  None of the Partnership and its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than any Contract described in the parenthetical in Section 3.09(g)).

(i)  For each taxable year of the Partnership ending after its initial public offering and for the current portion of the Partnership’s current taxable year, at least 90% of the gross income of the Partnership has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

(j)  Each of the Partnership’s Subsidiaries is and has been since its formation properly classified as either a disregarded entity or a partnership for U.S. federal income Tax purposes.

(k)  Each of the Partnership, its Subsidiaries that is classified as a partnership for U.S. federal income Tax purposes, and, to the Knowledge of the Partnership, any other entity that is classified as a partnership for U.S. federal income tax purposes and in which the Partnership directly or indirectly owns an equity interest has in effect a valid election under Section 754 of the Code.

(l)  The Partnership has made available to Parent true and correct copies of all “private letter rulings” or technical advice memoranda from the United States Internal Revenue Service relevant to any Tax Return for which the statute of limitations has not expired.

(m)  No written claim or inquiry has ever been made by a Governmental Authority in a jurisdiction where the Partnership or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction.

(n)  To the Knowledge of the Partnership, the Merger Transactions will not terminate any Tax incentive, concession, holiday, abatement or special appraisal method used by the Partnership or any of its Subsidiaries.

(o)  The Partnership and its Subsidiaries have not participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

(p)  The Partnership has made available to Parent true and correct copies of all material income Tax Returns of the Partnership and each of its Subsidiaries filed with federal Governmental Authorities in the United States and any other foreign countries in which such a Tax Return has been filed for which the applicable statute of limitations has not expired.

(q)  The Partnership is, and at all times since its formation has been, properly classified as an entity disregarded as separate from its owner or a partnership for U.S. federal income Tax purposes and is not, and has never been, treated as a corporation, including under Section 7704 of the Code, or classified as an association taxable as a corporation, including under Treasury Regulations Section 301.7701-3.

SECTION 3.10.  Employee Benefits.  (a)  Section 3.10(a) of the Partnership Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Partnership Plan and indicates with an asterisk each such Partnership Plan that is a Non-U.S. Partnership Plan.  With respect to each material Partnership Plan, the Partnership has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, other than any document that the Partnership or any of its Subsidiaries are prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the IRS and the most recent actuarial valuation or similar report and (iii) the most recent summary plan description.

(b)  Each Partnership Plan has been established, administered and is in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, as applicable.  Each Partnership Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS.  There are no pending or, to the Knowledge of the Partnership, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Partnership Plan or any trust related thereto which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and no material audit or other proceeding by a Governmental Authority is pending or, to the Knowledge of the Partnership, threatened or anticipated with respect to such plan.

(c)  With respect to each Partnership Plan that is subject to Title IV of ERISA (a “Title IV Plan”), (i) no material liability under Title IV of ERISA has been incurred by the Partnership, its Subsidiaries or any of their ERISA Affiliates that has not been satisfied in full or that is not reflected on the financial statements of the Partnership, (ii) no Title IV Plan has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan, (iii) no Title IV Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or

obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA, (iv) no Title IV Plan is considered in “at-risk status” (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), (v) neither the Partnership nor any of its Subsidiaries has incurred any unsatisfied withdrawal liability under Title IV of ERISA to any Multiemployer Plan and (vi) to the Knowledge of the Partnership, no Multiemployer Plan that the Partnership, its Subsidiaries or their ERISA Affiliates have contributed to, or have been required to contribute to, in the past six years (x) is, or may reasonably be expected to become, “insolvent” (within the meaning of Section 4245 of ERISA) or (y) is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

(d)  Section 3.10(d) of the Partnership Disclosure Letter sets forth, as of the date hereof, each Partnership Plan that provides health, medical or life insurance or other welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Partnership or any of its Subsidiaries after retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other applicable Laws, (ii) required to be provided pursuant to an individual employment, change in control or similar agreement or (iii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(e)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all contributions, premiums and other payments due from the Partnership or its Subsidiaries required by applicable Laws or any Partnership Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(f)  Neither the Partnership, any Partnership Plan nor, to the Knowledge of the Partnership, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Partnership or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)  Except as set forth in this Agreement, the consummation of the Merger Transactions will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, officer or employee of the Partnership or any of its Subsidiaries under any Partnership Plan, (ii) cause the Partnership to transfer or set aside any assets to fund any material benefits under any Partnership Plan, (iii) limit or restrict the right to amend, terminate or transfer the assets of any Partnership Plan on or following the Effective Time, (iv) entitle any current or former employee, individual manager, director, consultant or officer of the Partnership or its Subsidiaries to any severance pay, retention bonuses or any similar payment or any material increase in severance pay, (v) require a “gross-up,” indemnification for, or other payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax or (vi) result in the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” as defined in section 280G(b)(1) of the Code.

(h)  Except as set forth in this Agreement or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Non-U.S. Partnership Plan is in compliance with applicable local Laws, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.  Except as set forth in this Agreement or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no pending or threatened litigation relating to any Non-U.S. Partnership Plan.

(i)  Section 3.10(i) of the Partnership Disclosure Letter sets forth, as of the Capitalization Date, (A) the aggregate number of outstanding rights to purchase or receive Partnership Units or other Partnership Securities granted under the Partnership Equity Plans or otherwise by the Partnership (including outstanding Partnership Phantom Units), organized by type of award and exercise or conversion price related thereto and (B) a true and complete list of each outstanding Partnership Phantom Unit, the holder thereof, the maximum number of Partnership Units issuable or issued thereunder, the maximum number of Partnership Units used as a reference for payment thereunder, the exercise or conversion pricing related thereto, the grant date, the settlement date, whether or not it is subject to performance-based vesting, the amount vested and the outstanding Partnership Equity Plans pursuant to which the award was granted.

SECTION 3.11.  Labor Matters.  (a)  Section 3.11(a) of the Partnership Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of all collective bargaining agreements or other similar Contracts applicable to any employees of the Partnership or any of its Subsidiaries.  There is no demand for recognition as the exclusive bargaining representative of any employees by or on behalf of any labor union, works council or similar organization, and there is no pending or, to the Knowledge of the Partnership, threatened strike, lockout, slowdown, work stoppage, material grievances, collective labor disputes or similar activity by or with respect to the employees of the Partnership or any of its Subsidiaries.

(b)  Except as set forth in this Agreement or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and each of its Subsidiaries is, and has been for the last three years, in compliance with all applicable Laws and orders respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours.  There is no pending or threatened charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of the Partnership or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)  Except as set forth in this Agreement or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no individual who has performed services for the Partnership or any of its Subsidiaries has been improperly excluded from participation in any Partnership Plan, and (ii) neither the Partnership nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to any employee leased from another employer.

SECTION 3.12.  Environmental Matters.  (a)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and each of its Subsidiaries is, and has been since January 1, 2017, in compliance with all applicable Laws relating to pollution, the protection of the environment or natural resources or, as it relates to exposure to hazardous or toxic materials, human health and safety (“Environmental Laws”), and the Partnership and its Subsidiaries have not received any written notice since January 1, 2017 or that otherwise remains unresolved alleging that the Partnership or any of its Subsidiaries is in violation of or has any liability under any Environmental Law.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Partnership and its Subsidiaries possess and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses and the ownership, occupation or use of their Owned Real Property and Leased Real Property (“Environmental Permits”), (ii) there is no Action under or pursuant to any Environmental Law or Environmental Permit that is pending or, to the Knowledge of the Partnership, threatened against the Partnership or any of its Subsidiaries, (iii) neither the Partnership nor any of its Subsidiaries is a party to, or is legally bound by, any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Partnership or its Subsidiaries arising under Environmental Laws or Environmental Permits and (iv) no Release of Hazardous Materials has occurred on, under or emanating from any Owned Real Property or Leased Real Property or, to the Knowledge of the Partnership, any real property currently or formerly owned, leased or operated by the Partnership or its Subsidiaries, and none of the Partnership or its Subsidiaries has disposed of, Released or arranged for the disposal of Hazardous Materials, including to any off-site location, or exposed any Person to Hazardous Materials, in each case, that would reasonably be expected to result in any current or future liabilities of the Partnership or its Subsidiaries under Environmental Laws or Environmental Permits.

SECTION 3.13.  Intellectual Property.  (a)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and its Subsidiaries own all of the Registered Partnership Intellectual Property, free and clear of all Liens (other than Permitted Liens).  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Registered Partnership Intellectual Property is subsisting and, to the Knowledge of the Partnership, valid and enforceable.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and its Subsidiaries own or have sufficient rights to use all Intellectual Property used in the conduct of the business of the Partnership and its Subsidiaries as currently conducted, provided that nothing in this Section 3.13(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 3.13(d).

(c)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claims are pending or, to the Knowledge of the Partnership, threatened, and since January 1, 2017, the Partnership has not received any written notice or claim, (i) challenging the ownership, validity or use by the Partnership or any of its Subsidiaries of any Intellectual Property owned by the Partnership or any of its Subsidiaries or (ii) alleging that the Partnership or any of its Subsidiaries are infringing, misappropriating or otherwise violating the Intellectual Property of any Person.

(d)  To the Knowledge of the Partnership, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2017 (i) no Person has been infringing, misappropriating or otherwise violating the rights of the Partnership or any of its Subsidiaries with respect to any Intellectual Property owned by the Partnership or a Subsidiary of the Partnership and (ii) the operation of the business of the Partnership and its Subsidiaries as currently conducted has not violated, misappropriated or infringed the Intellectual Property of any other Person.

(e)  Each of the Partnership and its Subsidiaries has established and implemented policies, programs and procedures, including administrative, technical and physical safeguards, that are reasonably designed to protect the confidentiality, integrity and security of personal information in its possession, custody or control, or otherwise held or processed on its behalf, against unauthorized access, use, modification, disclosure or other misuse.  To the Knowledge of the Partnership, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Partnership nor any of its Subsidiaries has experienced any loss, damage or unauthorized access, disclosure, use or breach of security of any personal information in its possession, custody or control, or otherwise held or processed on its behalf, in connection with services provided by or to it or otherwise.

(f)  The Partnership and its Subsidiaries have taken reasonable actions to protect the integrity and security of their respective computer systems and the software information stored thereon from unauthorized use, access or modification by third parties.

SECTION 3.14.  No Rights Agreement; Anti-Takeover Provisions.  (a)  The Partnership is not party to a unitholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b)  Assuming the accuracy of the representations and warranties set forth in Section 4.11, or as a result of the approval by the Partnership Board referred to in Section 3.03(b), no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws or any similar provision of the Partnership Organizational Documents (each, a “Takeover Law”) apply or will apply to the Partnership pursuant to this Agreement or the Merger Transactions.

SECTION 3.15.  Real and Personal Property.  (a)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and its Subsidiaries have (i) good and valid fee simple title (or its jurisdictional equivalent) to each parcel of their respective owned real property, including any improvements, buildings or other structures thereon (“Owned Real Property”), and (ii) good and valid leasehold or subleasehold interests in each Leased Real Property, in each case, free and clear of any Liens, other than Permitted Liens, and excluding any severed oil, gas, and/or mineral rights and other hydrocarbon interests in any such real property.

(b)  The Partnership and its Subsidiaries have good and valid rights to all material easements, consents, rights-of-way, licenses or similar interests in real property (collectively, “Rights-of-Way”) as are necessary to conduct their respective businesses in the manner described in the Partnership SEC Reports, in each case, free and clear of all Liens (other than Permitted Liens) except where the failure to have such good and valid rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)  Neither the Partnership nor its Subsidiaries have received written notice of any proceedings in eminent domain, condemnation or similar proceedings that are pending or threatened, which would affect any material portion of the Owned Real Property, Leased Real Property or Rights-of-Way.  All Owned Real Property is in such operating condition and repair as is suitable for the operation of the Partnership’s and its Subsidiaries’ respective businesses in the ordinary course of business consistent with past practice and as such business is intended to be conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)  Section 3.15(d)(i) of the Partnership Disclosure Letter sets forth a true and complete list of all material Owned Real Property (excluding, for the avoidance of doubt, any parcels of Owned Real Property comprising the Partnership and its Subsidiaries’ pipelines) and Section 3.15(d)(ii) of the Partnership Disclosure Letter sets forth a true and complete list of Leased Real Property.

(e)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Partnership and its Subsidiaries own or lease all of the personal property reflected in the most recent consolidated balance sheet of the Partnership filed or incorporated by reference in the Partnership SEC Reports, other than personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice since January 1, 2017 (collectively, the “Personal Property”), and (ii)  the Partnership and its Subsidiaries have good and valid title to all material owned Personal Property, and good and valid leasehold interests in all material leased or subleased Personal Property, in each case, free and clear of any Liens, other than Permitted Liens.

SECTION 3.16.  Contracts.  (a)  Section 3.16(a) of the Partnership Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement.  For purposes of this Agreement, “Material Contract” means any Contract to which the Partnership or any of its Subsidiaries is a party or by which the Partnership or any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) is or would be required to be filed as an exhibit to the Partnership’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relates to the formation, creation, operation, maintenance, management, governance, economics or control of any joint venture, partnership or other similar arrangement in which the Partnership and its Subsidiaries owns any interest (other than with respect to any partnership that is wholly owned by the Partnership or any of its wholly owned Subsidiaries);

(iii) provides for Indebtedness of the Partnership or any of its Subsidiaries that (A) has an outstanding or committed amount in excess of $15 million (other than Indebtedness solely between or among any of the Partnership and any of its wholly owned Subsidiaries) or (B) relates to the creation of any Lien, other than Permitted Liens, with respect to any material asset of the Partnership or any of its Subsidiaries;

(iv) relates to the acquisition or disposition of any business, assets, or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $15 million (A) pursuant to which any earn-out or deferred or contingent payment obligations remain outstanding, in each case, that would reasonably be expected to result in payments in excess of $5 million or (B) that contains ongoing indemnification obligations with respect to any material covenants that, in the Partnership’s reasonable judgment, remain unperformed or with respect to material representations (excluding title, authority and other fundamental representations), the survival period as to which has not expired (in each case of clauses (A) and (B), excluding, acquisitions or dispositions of supplies, inventory or products, including crude oil, natural gas, condensates, natural gas liquids and other produced hydrocarbons, refined products and minerals, in the ordinary course of business);

(v) is a Contract for the purchase or license of materials, supplies, goods, services, equipment or other assets which provided for aggregate payments by the Partnership or any of its Subsidiaries of more than $15 million during the fiscal year ended December 31, 2018;

(vi) is a Contract with a customer of the Partnership or any of its Subsidiaries which provided for aggregate payments to the Partnership or any of its Subsidiaries of more than $15 million during the fiscal year ended December 31, 2018;

(vii) contains provisions that (A) prohibit, limit, curtail or restrict the Partnership or any of its Affiliates (including Parent and its Affiliates after the Effective Time) from competing in or conducting any line of business, competing with any Person or purchasing, selling, supplying or distributing any product, asset or service, or employing, in each case, in any geographic area, or hiring any individual or group of individuals or (B) grant a right of exclusivity or “most favored nation” right to any Person that prevents, limits, curtails or restricts the Partnership or any of its Affiliates (including Parent and its Affiliates after the Effective Time) from entering any territory, market or field or freely engaging in business anywhere in the world or from offering pricing or other material terms to a customer without offering similar terms to another customer, which provisions are, in the case of clauses (A) and (B), material to the Partnership and its Subsidiaries, taken as a whole, other than (x) Contracts that can be terminated (including such restrictive provisions) by the Partnership or any of its Subsidiaries on less than 60 days’ notice without payment by the Partnership or any of its Subsidiaries of any material penalty and (y) terminal service and throughput Contracts with customers entered into in the ordinary course of business granting a right of exclusivity or a “most favored nation” right to such customer in respect of certain of the Partnership’s products or services;

(viii) is a license, royalty or similar Contract with respect to Intellectual Property (other than generally commercially available, “off-the-shelf” software programs or non-exclusive licenses granted by the Partnership or any of its Subsidiaries in the ordinary course of business which do not contain any material restriction or condition on the use or exploitation of any Intellectual Property by the Partnership or any of its Subsidiaries) which would reasonably be expected to involve payments by or to the Partnership or any of its Subsidiaries of more than $15 million per any twelve-month period;

(ix) is a Contract for capital expenditures by the Partnership or its Subsidiaries for pipelines, storage tanks, terminals and other material infrastructure, in each case which provides for aggregate payments by the Partnership or any of its Subsidiaries of more than $15 million, including engineering and procurement contracts, pipeline crossing agreements and interconnection agreements;

(x) is a Partnership Lease underlying a Leased Real Property;

(xi) is a Contract that grants any “exclusivity” or right of first refusal or right of first offer or similar right, in each case that limits or purports to limit the ability of the Partnership or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any assets or businesses that are material to the Partnership and its Subsidiaries, taken as a whole;

(xii) is a collective bargaining agreement or union Contract to which the Partnership or any of its Subsidiaries is a party; or

(xiii) any Contract (A) with any Governmental Authority which provides for aggregate payments by or to the Partnership or any of its Subsidiaries of more than $1 million during the fiscal year ended December 31, 2018 or are otherwise material to the business of the Partnership or any of its Subsidiaries or (B) relating to any stockpiles managed by the U.S. Department of Energy, including the

Strategic Petroleum Reserve, the Northeast Gasoline Supply Reserve, and the Northeast Home Heating Oil Reserve.

(b)  Except with respect to any Contract that has, following the date of this Agreement and prior to the Closing, expired in accordance with its terms or been terminated, restated or replaced in accordance with Section 5.01(b)(xiii), (i) each Material Contract is valid and binding on the Partnership and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Partnership, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Partnership and each of its Subsidiaries, and, to the Knowledge of the Partnership, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) neither the Partnership nor any of its Subsidiaries is (with or without notice, lapse of time or both) in, or have received written notice of the existence of, any breach or default on the part of the Partnership or any of its Subsidiaries under any Material Contract and, to the Knowledge of the Partnership, no other party to any Material Contract is (with or without notice, lapse of time or both) in breach or default thereunder, except where such breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) there are no events or conditions which constitute, or, with or without notice, lapse of time or both, will constitute a default on the part of the Partnership or any of its Subsidiaries, or to the Knowledge of the Partnership, any counterparty under such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (v) as of the date hereof, the Partnership has not received written notice or, to the Knowledge of the Partnership, oral notice from any Person that such Person intends to cancel or terminate, or not renew, any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Partnership has made available to Parent prior to the execution of this Agreement a true and complete copy of each Contract that constitutes a Material Contract as of the date of this Agreement.

SECTION 3.17.  Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Partnership and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Partnership and its Subsidiaries, (b) all such insurance policies are in full force and effect, except for any expiration thereof in accordance with the terms thereof, and all premiums due and payable thereon have been paid, (c) no written notice of cancelation or modification, material premium increase of, or indication of an intention not to renew, has been received, (d) there is no existing default or event which, with or without the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder and (e) neither the Partnership nor any of its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.  Section 3.17 of the Partnership Disclosure Letter lists the current annual premiums paid by the Partnership and its Subsidiaries for directors’ and officers’ liability insurance policies.

SECTION 3.18.  Regulatory Matters.  (a)   Section 3.18(a) of the Partnership Disclosure Letter sets forth the Subsidiaries of the Partnership that are subject to regulation by the Federal Energy Regulatory Commission (“FERC”) pursuant to the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”) and the Elkins Act, 49 U.S.C. App. §§ 41 & 43 (1988) (the “Elkins Act”).  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Partnership, threatened proceedings alleging that the Partnership or any of its Subsidiaries is in violation of the ICA or of the Elkins Act and (ii) to the Knowledge of the Partnership, such Subsidiaries are, and have been since January 1, 2017, in compliance with the ICA and the Elkins Act and all rules, regulations and orders of the FERC.  Neither the General Partner, the Partnership or any of the Partnership’s Subsidiaries is a “pilot program U.S. business” as defined in 31 C.F.R. Part 801.

(b)  None of the Partnership or any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005, 42 U.S.C. § 16451, et seq.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and each of its Subsidiaries has, since January 1, 2017, made all material required filings with all federal and state agencies, commissions and departments with regulatory oversight over the Partnership, its Subsidiaries and their respective facilities, including all material forms, statements, reports, notices, agreements and all material documents, exhibits, amendments and supplements appertaining thereto, including all material rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

SECTION 3.19.  Opinion of Financial Advisor.  The Partnership Board and the Governance Committee have received the opinion of Wells Fargo Securities, LLC to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Partnership Units is fair from a financial point of view to such holders.  The Partnership shall make available to Parent, solely for informational purposes, a written copy of such opinion promptly following the date of this Agreement.  It is agreed and understood that such opinion is for the benefit of the Partnership Board and the Governance Committee and may not be relied on by Parent or Merger Sub.

SECTION 3.20.  Brokers and Other Advisors.  Except for Intrepid Partners, LLC and Wells Fargo Securities, LLC, the fees and expenses of which will be paid by the Partnership, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Merger Transactions based upon arrangements made by or on behalf of the Partnership or any of its Subsidiaries.  The Partnership

has heretofore made available to Parent a true and complete copy of the Partnership’s engagement letter with each of Intrepid Partners, LLC and Wells Fargo Securities, LLC.

SECTION 3.21.  Related Party Transactions.  Neither the Partnership nor any of its Subsidiaries is party to any Contract or other transaction with any Person that is the record or beneficial owner of 5% or more of any of the Partnership Units, or any present principal executive officer or director of the Partnership or any of its Subsidiaries, or to any familial relative of any of the foregoing that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, except (a) as described in the Filed Partnership SEC Documents, (b) for employment or compensation Contracts (including any award pursuant to any employee benefit plan) with directors, managers, officers and employees made in the ordinary course of business and (c) in connection with the Merger Transactions.

SECTION 3.22.  No Other Representations or Warranties.  Except for the representations and warranties made by the Partnership in this Agreement and by ServiceCo in the ServiceCo Purchase Agreement, neither the Partnership nor any other Person makes any other express or implied representation or warranty with respect to the Partnership or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Partnership and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing (including with respect to the accuracy and completeness thereof), and each of Parent and Merger Sub acknowledge the foregoing.  In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Partnership in this Agreement and by ServiceCo in the ServiceCo Purchase Agreement, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Partnership, any of its Subsidiaries or their respective businesses or (b) any oral, written, video, electronic or other information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Partnership, the negotiation of this Agreement or the course of the Transactions (including with respect to the accuracy and completeness thereof).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Partnership:

SECTION 4.01.  Organization; Standing.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a limited liability company duly organized and validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State.  Each of Parent and Merger Sub has all requisite corporate, limited liability company or other applicable power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Partnership complete and correct copies of Parent’s and Merger Sub’s certificates of formation and limited liability company agreement, each as amended to the date of this Agreement.

SECTION 4.02.  Authority; Noncontravention.  (a)  Each of Parent and Merger Sub has all necessary corporate, limited liability or other applicable power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The board of managers of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. Parent, as sole member of Merger Sub, has approved this Agreement and the Transactions and authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions.  No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions. Except as expressly set forth in this Section 4.02(a), no other corporate, limited liability company or other applicable action (including any shareholder vote, member consent or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Partnership, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.  No Takeover Laws apply or will apply to Parent or Merger Sub pursuant to this Agreement or the Transactions.

(b)  Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Effective Time and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) violate or constitute a breach or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries are a party or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03.  Governmental Approvals.  Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) the filing of the Certificate of Merger with the Secretary of State pursuant to the DLLCA and the DRULPA and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Partnership or any of its Subsidiaries are qualified to do business, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and the Other Regulatory Approvals, (d) notification and approval of CFIUS under the DPA and (e) filings required with, and compliance with other applicable requirements of, the FCC under the Communications Act, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.04.  Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding limited liability company interests of Merger Sub, free and clear of all Liens (other than any Liens incurred in connection with the Transactions, including the Financing, or that would not, individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect).  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of Parent and Merger Sub was formed for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

SECTION 4.05.  Financing.  Parent has delivered to the Partnership true and complete copies, as of the date of this Agreement, of (a) an executed commitment letter dated on or about the date hereof (together with all exhibits, annexes, schedules and term sheets attached thereto, the “Equity Financing Letter”) from the Fund providing for an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”) and (b) an executed commitment letter dated on or about the date hereof (together with all exhibits, annexes, schedules and term sheets attached thereto, the “Debt Commitment Letter” and, together with the Equity Financing Letter, the “Financing Letters”) to provide, subject to the terms and conditions therein, debt financing on the Closing Date in the aggregate principal amount set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”).  As of the date of this Agreement, no Financing Letter has been amended or modified, no such amendment or modification is contemplated (other than with respect to the potential addition of additional arrangers or other commitment parties thereunder), none of the obligations and commitments contained in any such letter have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated.  Parent has fully paid, or caused to be paid, any and all commitment fees or other fees in connection with the Financing that are payable on or prior to the date of this Agreement.  Assuming (i) the Financing is funded in accordance with the Financing Letters, (ii) the accuracy in all material respects of the representations and warranties set forth in

Section 3.02 as of the date of this Agreement and (iii) compliance with Section 5.01, the net proceeds contemplated by the Financing Letters will be sufficient for Merger Sub and the Surviving Entity to pay the aggregate Merger Consideration and any other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions (including all amounts payable in respect of Partnership Equity Awards under this Agreement upon the terms contemplated by this Agreement) and the remaining amounts under the Financing will be sufficient to pay all related fees and expenses.  As of the date of this Agreement, each of the Financing Letters is (x) a legal, valid and binding obligation of each of Parent and Merger Sub, as applicable, and, to the Knowledge of Parent, each of the other parties thereto, (y) enforceable in accordance with its terms against Parent and Merger Sub, as applicable, and, to the Knowledge of Parent, each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception and (z) in full force and effect.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other party under the Equity Financing Letter or the Debt Commitment Letter that would result in the Financing contemplated thereby to be unavailable or materially delayed.  As of the date of this Agreement, Parent does not have any reason to believe that Parent or Merger Sub or, to the Knowledge of Parent, any other parties to the Financing Letters will be unable to satisfy on a timely basis any term or condition of the Financing Letters required to be satisfied by them, that the conditions thereof will not otherwise be satisfied or that the full amount of the Financing will not be available on the Closing Date.  Except as expressly set forth in the Financing Letters, there are no conditions precedent to the obligations of the Fund and the lenders under the Debt Commitment Letter to fund the full amount of the Financing.  As of the date of this Agreement, there are no side letters or other Contracts, arrangements or understandings (other than any fee letters, true and complete copies of which (except for fee, “market flex” and other economic terms which are customarily redacted in transactions of this type) have been provided to the Partnership) to which Parent or Merger Sub or, to the Knowledge of Parent, the Fund is a party related to the Financing that would permit the Fund or the lenders under the Debt Commitment Letter to reduce the total amount of the Financing, or that would adversely affect the availability of the Financing.

SECTION 4.06.  Certain Arrangements.  As of the date hereof, there are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Sub or, to the Knowledge of Parent, any of their respective Affiliates, on the one hand, and any member of the Partnership’s management or the Partnership Board or any beneficial owner of Partnership Units, on the other hand, that relate in any way to the Transactions (including as to continuing employment or equity roll-over) or (b) pursuant to which any unitholder of the Partnership would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which any unitholder of the Partnership agrees to vote to adopt this Agreement or the Merger or agrees to vote against or otherwise oppose any Superior Proposal.

SECTION 4.07.  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent,

Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent or an Affiliate thereof.

SECTION 4.08.  No Other Partnership Representations or Warranties.  Parent and Merger Sub each acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Partnership which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Partnership and to discuss the business and assets of the Partnership.  Parent and Merger Sub hereby acknowledge that (a) except for the representations and warranties set forth in this Agreement, (i) neither the Partnership nor any of its Subsidiaries, nor any other Person, have made or is making, and none of Parent, Merger Sub, the Fund or any other Person is relying upon, any other express or implied representation or warranty with respect to the Partnership or any of its Subsidiaries or their respective business or operations, including with respect to any oral, written, video, electronic or other information provided or made available to Parent, Merger Sub or any of their respective Representatives or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their respective Representatives (including with respect to the accuracy or completeness thereof) and (ii) neither the Partnership nor any of its Subsidiaries, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions, and (b) (i) in connection with the due diligence investigation of the Partnership by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Partnership certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Partnership and its Subsidiaries and their respective businesses and operations, (ii) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, and (iii) Parent and Merger Sub have not relied on such information (including with respect to the accuracy or completeness thereof) and will have no claim against the Partnership or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties set forth in this Agreement, any rights hereunder with respect thereto.

SECTION 4.09.  Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC and at the time first sent or given to the unitholders of the Partnership or at the time of the Partnership Unitholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Partnership or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

SECTION 4.10.  Legal Proceedings.  Except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair (a) the consummation by Parent or Merger Sub of any of the Transactions on a timely basis or (b) the compliance by Parent or Merger Sub with its obligations under this Agreement, there is no (i) pending or, to the Knowledge of Parent, threatened Action against Parent or Merger Sub or, to the Knowledge of Parent, pending or threatened Action against any of their respective Affiliates, or (ii) Judgment imposed upon or affecting Parent or Merger Sub or, to the Knowledge of Parent, any of their respective Affiliates, in each case, by or before any Governmental Authority.

SECTION 4.11.  Ownership of Partnership Units.  None of the Fund, any Subsidiary of the Fund (other than any portfolio company of the Fund), Parent or Merger Sub own any Partnership Units.

SECTION 4.12.  Limited Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Partnership a Limited Guarantee of the Fund in favor of the Partnership, which, subject to the terms and conditions therein, guarantees certain of Parent’s and Merger Sub’s obligations under this Agreement as set forth therein.  The Limited Guarantee is duly authorized, valid and in full force and effect and constitutes the legal, valid and binding obligation of the Fund, enforceable in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.  As of the date of this Agreement, to the Knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Fund under the Limited Guarantee.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.01.  Conduct of Business.  (a)  Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01 of the Partnership Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), (i) each of the Partnership and the General Partner shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to carry on its business and operations in all material respects in the ordinary course consistent with past practice, and (ii) to the extent consistent with the foregoing, each of the Partnership and the General Partner shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to preserve its and each of its Subsidiaries’ business organizations substantially intact and preserve existing relations with key suppliers, customers, employees, distributors, vendors, licensors, licensees, Governmental Authorities and other Persons with whom the Partnership or its Subsidiaries have significant business relationships substantially intact, and maintain its insurance coverage with respect to any material assets and its material Permits, in each case, substantially consistent with past practice; provided that no action by the Partnership or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b)  Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01 of the Partnership Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Partnership shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)  (A) other than transactions among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries, issue, sell, grant, pledge, transfer, dispose of or encumber, or authorize or propose the issuance, sale, grant, pledge, transfer, disposition of or encumbrance on any of its partnership interests, shares of capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its partnership interests, shares of capital stock or other equity or voting interests, or any rights, warrants or options to purchase any of its partnership interests, shares of capital stock or other equity or voting interests; provided that the Partnership may issue or grant Partnership Units in the ordinary course of business consistent with past practice as required pursuant to Partnership Equity Awards outstanding on the date of this Agreement in accordance with the terms of the applicable Partnership Plan in effect on the date of this Agreement or granted after the date of this Agreement in accordance with Section 5.01(b)(vi), (B) redeem, purchase, repurchase or otherwise acquire any of its outstanding partnership interests, shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any of its partnership interests, shares of capital stock or other equity or voting interests (other than pursuant to the forfeiture or withholding of taxes with respect to Partnership Equity Awards), (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its partnership interests or other equity or voting interests (other than (1) distributions of the Partnership permitted in accordance with the terms set forth in Section 5.01(b)(i)(C)(1) of the Partnership Disclosure Letter and (2) any dividend or distribution by a Subsidiary of the Partnership to the Partnership or a wholly owned Subsidiary of the Partnership), (D) split, combine, subdivide or reclassify any of its partnership interests, shares of capital stock or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Partnership which remains a wholly owned Subsidiary after consummation of such transaction, or (E) enter into any Contract with respect to the voting of any of its outstanding partnership interests, shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any of its partnership interests, shares of capital stock or other equity or voting interests;

(ii)  (A) incur, assume, guarantee or otherwise become liable, directly, contingently or otherwise, for any Indebtedness, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Partnership or any of its Subsidiaries, (C) guarantee any such Indebtedness of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, (D) pre-pay any Indebtedness for borrowed money or modify in any material respect or change the material terms or extend the maturity of, any Indebtedness or (E) make any loans, capital contributions or advances to any Person, except for (1) with respect to clauses (A) through (C), (I) intercompany Indebtedness or guarantees among the Partnership and its wholly owned Subsidiaries, (II) letters of credit, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business consistent with past practice, (III) Indebtedness incurred under the Credit Facility or other existing arrangements (including in respect of letters of credit) not to exceed $500 million in the aggregate, (IV) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred in accordance herewith in an amount not greater than the Indebtedness that is being refinanced and which does not require payment of any pre-payment premiums, penalties or “make-whole” payments, provided that the terms (including covenants and default terms, but excluding interest rate, original issue discount, call protection and other financial terms) of such Indebtedness (x) are no more restrictive, when taken as a whole, to the Partnership or its applicable Subsidiary than the terms of the existing Indebtedness that is being replaced or refinanced and (y) shall not include any prohibition or restriction or condition restricting the ability of the Partnership or any of its Subsidiaries, as applicable, to pay dividends or other distributions or to make or repay loans or advances to Affiliates that is more restrictive to the Partnership or its applicable Subsidiaries than the terms of the existing Indebtedness that is duly replaced or refinanced and (V) any swap or hedging transaction or other derivative agreements entered into in the ordinary course of business consistent with past practice that can be terminated on 90 days or less notice, (2) with respect to clause (D), pre-payment of any Indebtedness under the Credit Facility, and (3) with respect to clause (E) any loans, capital contributions or advances to any Person (I) to the Partnership, any wholly owned Subsidiary of the Partnership or (II) to any joint venture in which the Partnership or any of its Subsidiaries participates, pursuant to any funding required by the terms of such joint venture or otherwise approved by the board of directors or similar governing body of such joint venture and provided for in the Partnership’s plan set forth in Section 5.01(b)(iv) of the Partnership Disclosure Letter, or in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance) or to otherwise maintain the safety and integrity of such facilities, properties or assets;

(iii)  sell, lease, transfer, license or otherwise surrender, relinquish, dispose of or encumber, in a single transaction or series of related transactions, any of its properties or assets for aggregate consideration of more than (x) $25 million during the nine-month period following the date hereof and (y) $25 million during the six-month period thereafter, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Partnership or any of its Subsidiaries, in each case, other than dispositions of Owned Real Property, (B) transfers among the Partnership and its wholly owned Subsidiaries, (C) leases of Owned Real Property, subleases of real property under which the Partnership or any of its Subsidiaries is a tenant or a subtenant or voluntary terminations, expirations or surrenders of any Partnership Leases, in each case in the ordinary course of business consistent with past practice, or (D) other sales and leases of tangible personal property or, subject to Section 5.01(b)(xvii), sales of crude oil, natural gas, condensates, natural gas liquids and other produced hydrocarbons, refined products and minerals, in each case in the ordinary course of business consistent with past practice;

(iv)  make or authorize capital expenditures, including for property, plant and equipment, except for those (A) that are provided for in the Partnership’s plan set forth in Section 5.01(b)(iv) of the Partnership Disclosure Letter, or (B) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance) or to otherwise prevent material risk to the safety and integrity of such facilities, properties or assets;

(v)  except as permitted under Section 5.01(b)(iv), make any acquisition (including by merger) of the capital stock or, except for acquisitions of tangible personal property in the ordinary course of business consistent with past practice, the assets of any other Person, if the aggregate amount of consideration paid or transferred by the Partnership and its Subsidiaries in connection with all such transactions would exceed (x) $25 million in the aggregate during the nine-month period following the date hereof and (y) $25 million in the aggregate during the six-month period thereafter;

(vi)  except as required pursuant to the terms of any Partnership Plan or collective bargaining agreement, in each case, in effect on the date of this Agreement or adopted, established, entered into or amended after the date of this Agreement not in violation of this Agreement, (1) grant to any director, executive officer, employee or consultant any increase in compensation, other than annual increases in base salary to individuals who are not directors or executive officers of the Partnership or its Subsidiaries in the ordinary course of business consistent with past practice that do not exceed in the aggregate 3% of the aggregate base salaries payable to such individuals for the immediately prior fiscal year, (2) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan, phantom stock, or other equity-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or consultants of the Partnership or its Subsidiaries, (3) establish, adopt, amend or enter into any collective bargaining agreement, Partnership Plan, Services Agreement or any similar agreement, (4) grant or amend any awards under any Partnership Plan, (5) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Partnership Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, (6) take any action to accelerate in any material respect the rights or benefits under any Partnership Plan, (7) hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause (as determined by the Partnership or any of its

Subsidiaries in its reasonable discretion consistent with past practice), of any employee or consultant if (x) such employee or consultant will receive or receives, annual base salary in excess of $250,000, other than hiring of employees or consultants to replace employees or consultants or to fill open positions, or (y) such employee is or will be (upon hiring) an executive officer of the Partnership or any of its Subsidiaries or (8) change, amend or modify in any way any performance metrics or goals with respect to any outstanding equity or incentive award or under any Partnership Plan;

(vii)  make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Partnership and its Subsidiaries, except insofar as may be required (A) by GAAP (or any authoritative interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(viii)  amend or restate the Partnership Organizational Documents or amend in any material respect or restate the comparable organizational documents of any Subsidiary of the Partnership, as in effect on the date of this Agreement;

(ix)  grant any Lien (other than Permitted Liens) on any of its material assets other than (A) to secure Indebtedness and other obligations permitted under Section 5.01(b)(ii) or (B) to the Partnership or to a wholly owned Subsidiary of the Partnership;

(x)  waive, release, assign, settle or compromise (A) any pending or threatened Action against the Partnership or any of its Subsidiaries, other than settlements of any pending or threatened Action reflected or reserved against in the balance sheet (or the notes thereto) of the Partnership as of the Balance Sheet Date included in the Partnership SEC Reports for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements), (B) any pending or threatened Action described in Section 5.01(b)(x)(B) of the Partnership Disclosure Letter or (C) any pending or threatened material Action in respect of any rates or authority to provide service in the ordinary course with Federal or state Governmental Authorities, shippers or other interested parties (provided that the Partnership shall keep Parent informed in all material respects and on a reasonably timely basis of the status of any pending or threatened Action in respect of any rates or authority to provide service in the ordinary course with Federal or state Governmental Authorities, shippers or other interested parties, without regard to the materiality of such Action); provided, such settlement does not involve any material injunctive or equitable relief or impose material restrictions on the operations or business activities of the Partnership and its Subsidiaries or include any admission of wrongdoing or criminal act;

(xi)  (A) except in the ordinary course of business consistent with past practice, make or change any material method of Tax accounting or any material Tax election; or (B) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any calendar quarter prior to the Effective

Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

(xii)  (A) convert the Partnership from any one form of business entity to any other form of business entity, (B) enter into any new line of business other than the lines of business in which the Partnership and its Subsidiaries are currently engaged as of the date of this Agreement or (C) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation, merger, division, consolidation or other reorganization of the Partnership, other than as expressly permitted under Section 5.02;

(xiii)  except for Contracts (excluding Contracts identified in Section 3.16(a)(vii) or Section 3.16(a)(xiii)) entered into in the ordinary course of business consistent with past practice, (A) enter into a new Contract that would have been a Material Contract if it had been entered into prior to the date of this Agreement or (B) materially modify or amend (other than renewals on substantially the same or better terms), or cancel, terminate, assign, waive, or release (or otherwise forego) any material right or claim under any Material Contract or any Contract that would have been a Material Contract if it had been entered into prior to the date of this Agreement, in each case, other than the amendment, renewal or replacement of existing collective bargaining agreements; provided that, solely for purposes of this Section 5.01(b)(xiii), (x) any reference in Section 3.16(a) to “the fiscal year ended December 31, 2018” shall be deemed to be a reference to “per any twelve-month period”, other than with respect to any Material Contract in effect as of the date hereof and (y) each of the Partnership Leases set forth on Section 8.12(a)(iii) of the Partnership Disclosure Letter shall be deemed a “Material Contract”;

(xiv)  enter into any transactions or Contracts with any Affiliate of the Partnership or other Person that would be required to be disclosed by the Partnership under Item 404 of Regulation S-K under the Securities Act;

(xv)  conduct the businesses of the General Partner, the Partnership or any of its Subsidiaries in a manner that would cause any of the foregoing to become an “investment company” subject to registration under the Investment Company Act of 1940;

(xvi)  take any action that causes any of the businesses of the Partnership or any of its Subsidiaries that are not already so regulated or treated as regulated to be (A) subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or local jurisdiction, (B) deemed to be providing any service that would require the prior approval of any state agency in order to discontinue or abandon such service or to implement a rate tariff for such service, (C) regulated by the FERC under the Natural Gas Act of 1938 or (D) regulated by the FERC under the ICA; or

(xvii)  fail to conduct the business of any portion of the Partnership’s business subject to the Partnership’s risk management policy relating to purchases, sales, hedging and interest rate swap transactions conducted by the Merchant Services Segment, as such policy is set forth on Section 5.01(b)(xvii) of the Partnership Disclosure Letter in all material respects in compliance with such policy;

(xviii)  make or renew any charitable contributions, other than in the ordinary course of business consistent with past practice; or

(xix)  authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c)  Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Partnership’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Partnership, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.  Prior to the Effective Time, each of Parent and the Partnership shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d)  Notwithstanding anything herein to the contrary, from and after the date hereof, the Partnership and its Subsidiaries shall use reasonable best efforts to (i) keep Parent informed in all material respects and on a reasonably timely basis of any material communication received from, any applicable Governmental Authority regarding any regulatory proceeding set forth on Section 5.01(d) of the Partnership Disclosure Letter (a “Material Regulatory Proceeding”) and (ii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with Parent before making any filings or responses in any Material Regulatory Proceeding, including providing Parent a reasonable opportunity to review and comment upon any proposed filings or responses.

SECTION 5.02.  Solicitation; Change in Recommendation.

(a)  The Partnership shall, and shall cause each of its Subsidiaries (including the General Partner) to, immediately cease and cause to be terminated any discussions or negotiations with any Person heretofore conducted with respect to any Takeover Proposal, request the return or destruction of all confidential information previously provided to such Person by or on behalf of the Partnership or its Subsidiaries and immediately prohibit any access by any such Person to any physical or electronic data room relating to a possible Takeover Proposal.  Except as permitted by this Section 5.02, the Partnership shall and shall cause each of its Subsidiaries (including the General Partner) to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, not, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any Person of the provisions of this Section 5.02), or furnish to any other Person any non-public information in connection with, or for the purpose of encouraging, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, collaboration agreement, option agreement or other similar agreement providing for, relating to, or in connection with, a Takeover Proposal.

(b)  Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time after the date hereof and prior to obtaining the Partnership Unitholder Approval, the Partnership or any of its Representatives receives a bona fide Takeover Proposal, which Takeover Proposal did not result from any breach of Section 5.02(a), (i) the Partnership and its Representatives may contact such Person or group of Persons making the Takeover Proposal or its or their Representatives to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing and (ii) if the Partnership Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then the Partnership and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Partnership and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives; provided that the Partnership shall promptly provide to Parent any material non-public information concerning the Partnership or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives.  In addition, notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, the Partnership shall not waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements; provided, that the Partnership and the General Partner shall be permitted to waive any standstill agreement (or similar agreement) in order to permit a Person to make a Takeover Proposal to the Partnership Board in a confidential manner, if and only if the Partnership Board shall have determined in good faith, after consultation with outside legal counsel, that the failure to so waive would be inconsistent with the Partnership Board’s or the applicable committee’s contractual obligations under the Partnership Agreement or obligations under applicable Law that are applicable to the Partnership Board or the applicable committee, to the extent not waived or otherwise modified or eliminated.

(c)  The Partnership shall promptly (and in any event within 24 hours) notify Parent in writing in the event that any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal is received by the Partnership or any of its Subsidiaries or its or their Representatives and shall disclose to Parent the material terms and conditions of any such Takeover Proposal, inquiry, proposal or offer and the identity of the Person or group of Persons making such Takeover Proposal, inquiry, proposal or offer (and shall include with such notice unredacted copies of such Takeover Proposal and copies of any other documents evidencing or specifying the terms and conditions of such Takeover Proposal or, if not in writing, a written description of the material terms and conditions of such Takeover Proposal), and the Partnership shall promptly (and in any event within 24 hours) keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal, inquiry, proposal or offer (including copies of any additional written materials received by the Partnership, its Subsidiaries or their respective Representatives).  For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Confidentiality Agreement.

(d)  Neither the Partnership Board nor any committee thereof shall (i) (A)  withdraw or qualify (or amend or modify in a manner adverse to Parent), or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Parent), the Partnership Board Recommendation or fail to make the Partnership Board Recommendation when otherwise required pursuant to the terms of this Agreement, or take any public action or make any public statement inconsistent with the Partnership Board Recommendation (it being understood that a customary “stop, look and listen” communication to the holders of Partnership Units pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be deemed to be inconsistent with the Partnership Board Recommendation), (B) recommend, endorse, approve or adopt, or publicly propose to recommend, endorse, approve or adopt, any Takeover Proposal, (C) fail to include the Partnership Board Recommendation in the Proxy Statement, (D) make any public recommendation in connection with a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 against such tender offer or exchange offer or (E) if a Takeover Proposal (other than a Takeover Proposal subject to Regulation 14D) shall have been publicly announced or disclosed, fail to recommend against such Takeover Proposal or fail to reaffirm the Partnership Board Recommendation on or prior to the earlier of ten business days after Parent requests such reaffirmation or five business days prior to the Partnership Unitholders’ Meeting (any action described in this clause (i), being referred to as an “Adverse Recommendation Change”), or (ii) execute or enter into (or cause or permit the Partnership or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, collaboration agreement, option agreement or other similar agreement providing for, relating to, or in connection with, a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Partnership Acquisition Agreement”).

(e)  Notwithstanding any other provision of this Agreement to the contrary, prior to, but not after, obtaining the Partnership Unitholder Approval, the Partnership Board or any committee thereof may, in response to a Takeover Proposal not solicited in violation of this Section 5.02 and that has been made and not withdrawn, (i) make an Adverse Recommendation Change or (ii) cause the Partnership to enter into a Partnership Acquisition Agreement with respect to such Takeover Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case, if the Partnership Board or any committee thereof has determined in good faith, (A) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Partnership Board’s or the applicable committee’s contractual obligations under the Partnership Agreement or obligations under applicable Law that are applicable to the Partnership Board or the applicable committee, to the extent not waived or otherwise modified or eliminated and (B) after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; provided, however, that the Partnership Board or any committee thereof shall not, and shall cause the Partnership not to, take any action set forth in clause (i) or clause (ii), unless (1) the Partnership has given Parent at least four business days’ prior written notice of its intention to take such action (which notice shall specify the identity of the party making such Superior Proposal and the material terms and conditions thereof (including the per Partnership Unit value of the consideration offered therein), and shall include an unredacted copy of the proposed Partnership Acquisition Agreement (if any) with the Person making such Superior Proposal and unredacted copies of any other material documents evidencing or specifying the terms and conditions of such Superior Proposal (the four business days following such written notice, the “Superior Proposal Match Period”), (2) the Partnership has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the Superior Proposal Match Period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement, the Financing Letters (or either of them) and the Limited Guarantee, as applicable, such that it would cause such Takeover Proposal to no longer constitute a Superior Proposal, and (3) following the end of the Superior Proposal Match Period, the Partnership Board or any committee thereof shall have considered in good faith such revised terms, and shall have determined (x) after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal would continue to constitute a Superior Proposal if the revisions proposed by Parent in such revised terms were to be given effect and (y) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Partnership Board’s or the applicable committee’s contractual obligations under the Partnership Agreement or obligations under applicable Law that are applicable to the Partnership Board or the applicable committee, to the extent not waived or otherwise modified or eliminated (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new Superior Proposal Match Period, which Superior Proposal Match Period shall be three business days with respect to any such amendment).

(f)  Notwithstanding any other provision of this Agreement to the contrary, prior to, but not after, obtaining the Partnership Unitholder Approval, the Partnership Board or any committee thereof may, in response to an Intervening Event, make an Adverse Recommendation Change if the Partnership Board or any committee thereof has determined in good faith, after consultation with its outside legal counsel, that failure to make such an Adverse Recommendation Change would be inconsistent with the Partnership Board’s or the applicable committee’s contractual obligations under the Partnership Agreement or obligations under applicable Law that are applicable to the Partnership Board or the applicable committee, to the extent not waived or otherwise modified or eliminated; provided, however, that the Partnership Board or any committee thereof shall not make an Adverse Recommendation Change in response to an Intervening Event unless (i) the Partnership has given Parent at least four business days’ prior written notice of its intention to take such action (which notice shall specify in reasonable detail the material facts underlying the Partnership Board’s determination that an Intervening Event has occurred and the reasons for such Adverse Recommendation Change) (the four business days following such written notice, the “Intervening Event Match Period”), (ii) the Partnership has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the Intervening Event Match Period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement, the financing letters and the Limited Guarantee, as applicable, so as to obviate the need to effect an Adverse Recommendation Change on the basis of such Intervening Event so that the Transactions may be effected and (iii) following the end of the Intervening Event Match Period, the Partnership Board or any committee thereof shall have considered in good faith such revised terms, and shall have determined after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the Partnership Board’s or the applicable committee’s contractual obligations under the Partnership Agreement or obligations under applicable Law that are applicable to the Partnership Board or the applicable committee, to the extent not waived or otherwise modified or eliminated (it being understood and agreed that any material development with respect to an Intervening Event shall require a new notice and a new Intervening Event Match Period, which Intervening Event Match Period shall be three business days with respect to any such material development).

(g)  Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Partnership or the Partnership Board or any committee thereof from (i) taking and disclosing to the unitholders of the Partnership a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the unitholders of the Partnership that is required by applicable Law or if the Partnership Board or any committee thereof determines in good faith, after consultation with the Partnership’s outside legal counsel, that the failure of the Partnership Board or any committee thereof to make such disclosure would be inconsistent with the Partnership Board’s or the applicable committee’s contractual obligations under the Partnership Agreement or obligations under applicable Law that are applicable to the Partnership Board or the applicable committee, to the extent not waived or otherwise modified or eliminated, provided, however, that this Section 5.02(g) shall not be deemed to permit the Partnership or the Partnership Board or any committee thereof to effect an Adverse Recommendation Change except in accordance with Section 5.02(e) or (f); provided, further, however, that any disclosure other than (A) a customary “stop, look and listen” communication to the holders of Partnership Units pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (B) an express rejection of any applicable Takeover Proposal or (C) an express reaffirmation of the Partnership Board Recommendation, in each case, shall be deemed to be an Adverse Recommendation Change to the extent such disclosure contains or constitutes an Adverse Recommendation Change in accordance with Section 5.02(d).

(h)  Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 5.02 by any of the Partnership’s or the General Partner’s Subsidiaries, or any of the Partnership’s, the General Partner’s or the Partnership’s Subsidiaries’ Representatives shall be deemed to be a breach of this Section 5.02 by the Partnership and the General Partner.

(i)  As used in this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Partnership that (x) contains confidentiality provisions that are not less favorable in any material respect to the Partnership than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals and (y) expressly permits the Partnership to comply with its obligations under this Agreement.

(j)  As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 15% or more of the consolidated assets of the Partnership and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Partnership Board or any committee thereof), including through the acquisition of one or more Subsidiaries of the Partnership owning such assets, (ii) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of the general partner interest of the Partnership or 15% or more of the outstanding Partnership Units, (iii) acquisition of a business or businesses that constitute 15% or more of the cash flow, net revenues or net income of the Partnership and its Subsidiaries, taken as a whole, (iv) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Partnership Units, (v) merger, division, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership pursuant to which such Person or group (or the equityholders of any Person) would acquire, directly or indirectly, 15% or more of the consolidated assets of the Partnership and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Partnership Board or any committee thereof) or 15% or more of the aggregate voting power of the Partnership or of the surviving entity in a merger, division, consolidation, share exchange or other business combination involving the Partnership or the resulting direct or indirect parent of the Partnership or such surviving entity, or (vi) issuance or sale or other disposition (including by way of merger, division, consolidation, business combination, reorganization, recapitalization or other similar transaction) of 15% or more of the outstanding Partnership Units; provided, however, that this Agreement and the Transactions shall not be deemed a Takeover Proposal.

(k)  As used in this Agreement, “Superior Proposal” shall mean any unsolicited bona fide written Takeover Proposal made after the date of this Agreement that the Partnership Board or any committee thereof has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) would be more favorable from a financial point of view to the Partnership’s unitholders than the Merger Transactions and (ii) is reasonably capable of being completed in accordance with its terms (if accepted), taking into account such legal, regulatory, financial, financing and other aspects (including certainty of closing and, to the extent third-party financing is required, that such financing is then fully committed on customary terms and conditions) of such proposal and the Person making such proposal and of this Agreement as the Partnership Board or any committee thereof deems relevant; provided that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

(l)  As used in this Agreement, “Intervening Event” shall mean any effect, change, event, fact, condition, development or occurrence that is material to the Partnership and its Subsidiaries, taken as a whole, that (i) first becomes known after the date of this Agreement and prior to receipt of the Partnership Unitholder Approval and (ii) was not known by or reasonably foreseeable to the Partnership Board as of the date of this Agreement; provided, however, that in no event shall any of the following effects, changes, events, facts, conditions, developments or occurrences be taken into account in determining whether an Intervening Event has occurred:  (A) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or direct or indirect consequence thereof; (B) any effect, change, event, fact, condition, development or occurrence generally affecting (1) the petroleum industry generally or the midstream petroleum logistics and/or blending industries specifically (including the terminaling, storage, processing and marketing industries), including regulatory conditions (or changes therein) or any other industry in which the Partnership and its Subsidiaries operate, or (2) the economy, credit, financial, capital or commodities markets in the United States, the Caribbean or elsewhere in the world, including changes in interest or currency exchange rates; or (C) the fact that, in and of itself, the Partnership or any of its Subsidiaries exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the Partnership Units on the NYSE (it being understood that the underlying facts giving rise or contributing to such events may be taken into account in determining whether there has been an Intervening Event if such facts are not otherwise excluded under this definition).

SECTION 5.03.  Efforts.  (a)  Subject to the terms and conditions of this Agreement, including Section 5.03(e) below, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in this Agreement) to (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under this Agreement and applicable Laws to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective as promptly as reasonably practicable the Transactions, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions, (iv) in the event of a change in U.S. federal income tax law, provide additional factual representations and information reasonably requested in connection with satisfying the condition in Section 6.02(c), and (v) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, in the case of each of clauses (i) through (v), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, the DPA, the Communications Act or the Other Regulatory Approvals, which are dealt with in Sections 5.03(c) and (d) below.  For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)  In furtherance and not in limitation of the foregoing, the Partnership and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c)  Each of the parties hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement, and in any event within

15 business days following the date hereof, (ii) submit, or cause to be submitted, a draft joint voluntary notice to CFIUS pursuant to 31 C.F.R. § 800.401(f) with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement and make, or cause to be made, a joint voluntary notice to CFIUS pursuant to the DPA with respect to the Transactions as promptly as reasonably practicable following the resolution of any comments received from CFIUS concerning the draft joint voluntary notice and (iii) make, or cause to be made, appropriate filings with respect to the Other Regulatory Approvals and the Communications Act as promptly as reasonably practicable following the date of this Agreement, and in any event within the time period specified with respect to such filing set forth on Section 5.03(c) of the Partnership Disclosure Letter.  Each of the parties hereto agrees to supply as promptly as reasonably practicable (and in any case within the time periods set forth by any Governmental Authority) any additional information and documentary material that may be requested by the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), CFIUS, the FCC or any other Governmental Authority pursuant to Antitrust Laws, the DPA, the Communications Act or in connection with the Other Regulatory Approvals.  Subject to Section 5.03(e), each of the parties hereto agrees to use its reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain the expiration or termination of any applicable waiting period under the HSR Act, the CFIUS Approval, approval under the Communications Act, the Other Regulatory Approvals and all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions as promptly as reasonably practicable (which, for the avoidance of doubt, shall not preclude any party from negotiating or contesting in good faith any terms or conditions consistent with this Section 5.03).  Without limiting the foregoing but subject to Section 5.03(e), Parent shall use reasonable best efforts to promptly take all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law, obtain the CFIUS Approval and the Other Regulatory Approvals and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions, as promptly as reasonably practicable, including (i) (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (B) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Partnership and its Subsidiaries, (C) terminating existing relationships, contractual rights or obligations of the Partnership or any of its Subsidiaries, (D) terminating any joint venture or other arrangement of the Partnership or any of its Subsidiaries, (E) creating any relationship, contractual right or obligation of the Partnership or any of its Subsidiaries, (F) agreeing to any operational restriction, or agreeing to take any action that limits the Partnership’s or any of its Subsidiaries’ freedom of action, with respect to any of the services, businesses or assets of the Partnership or any of its Subsidiaries, or (G) effectuating any other change or restructuring of the Partnership or any of its Subsidiaries, businesses or assets (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with the FTC, the DOJ, CFIUS or any other Governmental Authority in connection with any of the foregoing and by consenting to such action by the Partnership (including any consents required under this Agreement with respect to such action);

provided that any such action may, at the discretion of the Partnership, be conditioned upon the Closing); and (ii) defending through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to prevent the entry of, or to have vacated or terminated, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions.

(d)  Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ, CFIUS or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, and consider in good faith all reasonable additions, deletions, or changes suggested in connection therewith, that appear in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, and (iv) to the extent permitted by the FTC, the DOJ, CFIUS or such other applicable Governmental Authority or other Person, give the other parties hereto advance notice of and the opportunity to attend and participate in meetings and teleconferences with any such Governmental Authority or other Person.  Parent and the Partnership shall jointly, and on an equal basis, (A) control the strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority in connection with the Transactions and (B) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto; provided, however, that if the parties are unable to agree with respect to strategy, positions and regulatory actions for obtaining approval of the Pennsylvania Public Utility Commission (other than submitting the initial filing in accordance with Section 5.03(c)), Parent shall, acting reasonably and in good faith, direct and control all aspects of the parties’ efforts to obtain such approval with respect to the matter in dispute.  Neither Parent nor the Partnership shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act, any other Antitrust Laws, the DPA or in connection with any Other Regulatory Approval or enter into a timing agreement with any Governmental Authority, without the prior written consent of the other party.  Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Partnership shall be required to share with the other any personal identifier information or any competitively or commercially sensitive material regarding it or its Affiliates that is part of any filing or submission with a Governmental Authority in connection with the Transactions, including if such information is requested by such a Governmental Authority.  Parent and the Partnership may, as each deems advisable in its sole discretion, designate any such personal identifier information or competitively or commercially sensitive material provided to the other or any Governmental Authority under this Section 5.03(d) as “Outside Counsel Only Material”, which such material and the information contained therein shall be given only to the outside antitrust or CFIUS counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Partnership, as the case may be), or its legal counsel.

(e)  Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or direct or indirect equityholders shall be required to, and the Partnership or any of its Subsidiaries or other Affiliates shall not be permitted to without Parent’s prior written approval (and the “reasonable best efforts” standard set forth in this Section 5.03 shall not in any event be construed to require Parent, Merger Sub or any of their respective Affiliates or direct or indirect equityholders to, or to permit the Partnership or any of its Subsidiaries or other Affiliates without Parent’s prior written approval to), take or agree or commit to take any action, or agree or commit to any condition or restriction, necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law, obtain the CFIUS Approval and the Other Regulatory Approvals, or resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority, that (i) would require any action by, or would impose any condition or restriction on, any of Parent’s Affiliates (other than Merger Sub) or Parent’s direct or indirect equityholders, or (ii) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Partnership and its Subsidiaries, taken as a whole (any such action, condition or restriction referred to in clause (i) or (ii), a “Burdensome Condition”).

SECTION 5.04.  Financing; Financing Cooperation.  (a)  Each of Parent and Merger Sub will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, customary or advisable to obtain the Financing on the terms and subject to the conditions described in the Financing Letters, and, without the consent of the Partnership, will not consent to any amendment or modification to be made to, or any waiver of any provision or remedy under (i) the Equity Financing Letter whatsoever (except to increase the amount of the Equity Financing) and (ii) the Debt Commitment Letter, in the case of this clause (ii), to the extent such amendment, modification, or waiver would (A) reduce the aggregate principal amount of the Debt Financing (unless the Equity Financing is increased by an equal or greater amount on terms no less favorable in the aggregate to Parent, Merger Sub and the Partnership than in the Equity Financing Letter as in effect on the date of this Agreement) or (B) impose new or additional conditions, or otherwise expand or adversely amend or modify any of the conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (1) prevent or materially delay the consummation of the Transactions, including the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (3) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto; provided, however, that Parent and Merger Sub may (x) amend or replace the Debt Commitment Letter to add or replace lenders, arrangers, bookrunners, agents, syndication agents, documentation agents or similar entities, (y) amend or otherwise modify the Debt Commitment Letter to implement any flex provisions applicable thereto and (z) otherwise amend, modify or replace, or agree to any waivers in respect of, the Debt Commitment Letter so long as (I) such amendment, modification, replacement or waiver does not impose new terms or conditions that would reasonably be expected to prevent or materially delay the Closing, (II) the terms thereof are not less beneficial with respect to conditionality or enforcement to Parent, Merger Sub or the Partnership than those in the Debt Commitment Letter as in effect on the date of this Agreement and (III) with respect to replacements, the replacement debt commitments otherwise satisfy the terms and conditions of an Alternative Financing set forth below.  In the event of such amendment, modification, replacement or waiver of the Debt Commitment Letter as permitted by the proviso to the immediately preceding sentence, the financing under such amended, modified, replaced or waived Debt Commitment Letter will be deemed to be “Debt Financing” as such term is used in this Agreement.

(b)  Each of Parent and Merger Sub will use its reasonable best efforts to (i) maintain in effect the Financing Letters (including any definitive agreements entered into in connection therewith) until the earliest of the consummation of the Transactions, the termination of this Agreement or the time at which any Alternative Financing is obtained, (ii) satisfy on a timely basis all conditions in the Financing Agreements (as defined below) and in the Equity Financing Letter applicable to Parent and Merger Sub (and that are within their control) to obtaining the Financing, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter (as modified, to the extent exercised, by the flex provisions applicable thereto) or otherwise consistent in all material respects with the Debt Commitment Letter and on other terms that would not (A) reduce the aggregate principal amount of the Debt Financing (unless the Equity Financing is increased by a corresponding amount), or (B) impose new or additional conditions, or otherwise expand or adversely amend or modify any of the conditions, to the receipt of the Debt Financing (such definitive agreements, together with the Debt Commitment Letter, the “Financing Agreements”), and (iv) consummate the Financing at or prior to the Closing (which efforts shall include making demand upon the lenders to consummate the Financing to the extent the conditions thereto have been satisfied (other than those which are dependent upon, or are to occur simultaneously with, the funding of the Financing).  Parent shall keep the Partnership informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing as shall be reasonably requested by the Partnership for purposes of monitoring the progress of the financing activities to the extent not prohibited by the confidentiality provisions thereof.  Without limiting the generality of the foregoing, Parent will promptly notify the Partnership (1) if Parent becomes aware of any material breach or default by any party to the Equity Financing Letter or any of the Financing Agreements, (2) of the receipt of any written notice or other written communication from any Financing Source with respect to (x) any actual or potential breach, default, termination or repudiation by any party to the Equity Financing Letter or any of the Financing Agreements or (y) any material dispute or disagreement between or among any parties to the Equity Financing Letter or any of the Financing Agreements with respect to the obligation to fund the Financing or the amount of the Financing necessary to fund the Transactions and (3) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing necessary to fund the Transactions.  As soon as reasonably practicable (but in any event within five business days of the date of the Partnership’s written request to Parent), Parent shall provide any information reasonably requested by the Partnership relating to any circumstance referred to in the immediately preceding sentence that is in Parent’s possession; provided, that in no event will Parent or Merger Sub be under any obligation to disclose any information that (x) is subject to attorney-client, attorney work product or other legal privilege or doctrine if Parent or Merger Sub shall have used its reasonable best efforts to disclose such information in a manner that would not waive such privilege or doctrine or (y) would contravene any applicable Law.  If any portion of the Debt Financing becomes, or is reasonably likely to become, unavailable on the terms and conditions contemplated by the applicable Financing Agreements (giving effect to, to the extent exercised, the flex provisions applicable thereto) or for any reason any of the Financing Agreements shall be withdrawn, repudiated, terminated or rescinded, Parent will use its reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable following the occurrence of such event (and in any event no later than the Closing), alternative debt financing from alternative debt sources (such alternative financing, the “Alternative Financing”) (1) in an amount sufficient to consummate the Transactions, (2) the availability of which shall not be subject to additional or expanded conditions as compared to those set forth in the Debt Commitment Letter, (3) which would not prevent or materially delay and would not reasonably be expected to prevent or materially delay the consummation of the Debt Financing or the Transactions and (4) otherwise on terms and conditions that are not less favorable to Parent, Merger Sub and the Partnership than the terms and conditions of the Debt Commitment Letter.  Parent shall deliver to the Partnership true and complete copies of all Contracts or other arrangements (including fee letters redacted only for fee, “market flex” and certain economic terms in a manner customary for transactions of this type) related to any Alternative Financing.  For purposes of this Agreement, (x) the terms “Financing” and “Debt Financing” as used in this Agreement will be deemed to include any such Alternative Financing, (y) the terms “Debt Commitment Letter” and “Financing Letters” will be deemed to include any commitment letters with respect to any such Alternative Financing and (z) the term “Financing Agreements” will be deemed to include any definitive agreement with respect to the Alternative Financing.

(c)  On and prior to the Closing Date, the Partnership agrees to use its reasonable best efforts to provide, and to cause its Subsidiaries and Representatives to provide, to Parent such reasonable cooperation as is necessary, customary or advisable and reasonably requested by Parent to assist Parent in connection with the arrangement, marketing, syndication and consummation of the Debt Financing or any replacement, amended, modified or alternative financing permitted by this Agreement (collectively with the Debt Financing, the “Available Financing”), including using its reasonable best efforts to (i) furnish Parent and Merger Sub and their Debt Financing Sources with (A) the audited consolidated balance sheet and the related audited statements of income and cash flows of the Partnership and its consolidated Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (B) the unaudited consolidated balance sheet and the related unaudited statements of income and cash flows of the Partnership and its consolidated Subsidiaries for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year), which shall have been reviewed by the Partnership’s accountants (provided that the filing of the financial statements on Form 10-K and Form 10-Q within such time periods by the Partnership will satisfy the requirements set forth in clauses (A) and (B) above) and (C) such other pertinent and customary financial and other information (including financial information and data derived from the historical books and records of the Partnership and its Subsidiaries that is required to permit Parent to prepare relevant pro forma financial statements) as Parent shall reasonably request of the type and form that are customarily included in private placements of non-convertible debt securities pursuant to Rule 144A promulgated under the Securities Act;

provided that in no event shall the Required Financial Information be deemed to include or shall the Partnership otherwise be required to provide (A) pro forma financial statements, pro forma adjustments (including the Financing, any synergies or cost savings), projections or an as adjusted capitalization table, (B) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (C) risk factors relating to all or any component of the Financing, (D) “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or any information required by Items 10 through 14 of Form 10-K) (information required to be delivered pursuant to this clause (i) being referred to as the “Required Financial Information”), (ii) furnish Parent and Merger Sub and their Debt Financing Sources with such other pertinent financial and other information and disclosures as Parent shall reasonably request in writing and customary and necessary to permit the consummation of the Available Financing and that is reasonably available to the Partnership, including all information relating to the Partnership and its Subsidiaries customary for use in information documents with respect to the placement, arrangement and/or syndication of loans of the type contemplated by such Debt Financing, to the extent applicable, (iii) participate in a reasonable number of requested meetings (including customary one-on-one meetings or conference calls) that are requested in advance with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Available Financing and the Partnership’s senior management and Representatives), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and to reasonably cooperate with the marketing or solicitation efforts of Parent and Merger Sub and their financing sources, in each case as reasonably requested by Parent and Merger Sub and reasonably required in connection with the Available Financing, (iv) assist with the preparation of materials for rating agency presentations, marketing materials, offering documents, bank information memoranda (including with respect to presence of or absence of material non-public information relating to the Partnership and its Subsidiaries and the accuracy of the information relating to the Partnership and its Subsidiaries contained therein), lender presentations, private placement memoranda, prospectuses and similar documents reasonably required in connection with the Available Financing, (v) facilitate the pledging of collateral (including obtaining and delivering customary releases, including releases of related guarantees, liens and other security interests); provided, that no such documents or agreements shall be effective prior to the Effective Time, (vi) take all partnership actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Available Financing, (vii) furnish Parent and any lenders involved with the Available Financing, with all documentation and other information required by any Governmental Authority with respect to such financing under applicable “know your customer” and anti-money laundering rules and regulations, (viii) execute, subject to the occurrence of the Effective Time, customary credit agreements (or amendments thereto), pledge and security documents, guarantees, indentures, contribution agreements, management and services agreements, purchase agreements, solvency certificates, and other customary definitive documentation relating to the Available Financing, (ix) request its independent accountants to provide reasonable assistance to Parent consistent with their customary practice (including any necessary “comfort letters”, on customary terms and consistent with their customary practice in connection with the Debt Financing) and (x) cooperate reasonably with the Debt Financing Sources’ due diligence, to the extent customary and reasonable.  In no event shall the Partnership or any of its Subsidiaries be required to take or permit the taking of any action pursuant to this Section 5.04(c) that would (A) require the Partnership or any of its Subsidiaries to bear any cost or expense or pay any fee (except to the extent Parent will reimburse such cost, expense or fee), (B) require the Partnership, its Subsidiaries or any Persons who are directors of the Partnership or the Partnership’s Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Available Financing that is effective prior to the Closing, (C) require the Partnership, its Subsidiaries or any Persons who are officers of the Partnership or the Partnership’s Subsidiaries to execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing (other than customary authorization letters in connection with syndication efforts and a customary representation letter required to be delivered by the Partnership or any of its Subsidiaries to its auditors to obtain a customary comfort letter), (D) cause any director, officer or employee or equityholder of the Partnership or any of its Subsidiaries to incur any personal liability in connection with the Debt Financing, (E) violate any applicable Law or require the Partnership or any of its Subsidiaries to disclose information subject to any attorney-client privilege (provided, however, that the Partnership shall use its reasonable best efforts to allow for such access or disclosure to the extent that does not result in a loss of any such attorney-client privilege), (F) cause any covenant, representation or warranty in this Agreement to be breached by the Partnership or any of its Subsidiaries, (G) require the Partnership, its Subsidiaries or any of their respective Representatives to take any action or provide any assistance that would unreasonably interfere with the conduct of the business of the Partnership and its Subsidiaries or (H) deliver any legal opinion or negative assurance letter.

(d)  Parent shall promptly, upon request by the Partnership, reimburse the Partnership for all reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees, but excluding, for the avoidance of doubt, the costs of the Partnership’s preparation of its annual and quarterly reports on Form 10-K and Form 10-Q and the financial statements included therein) incurred by the Partnership or any of its Subsidiaries and their respective Representatives in connection with the Available Financing, including the cooperation of the Partnership and its Subsidiaries and Representatives contemplated by this Section 5.04, and shall indemnify and hold harmless the Partnership, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Available Financing and any information used in connection therewith, except with respect to (i) any information provided by the Partnership or any of its Subsidiaries or any of their respective Representatives in writing expressly for use in connection with the Available Financing or (ii) any fraud or intentional misrepresentation or willful misconduct by any such persons.  Nothing in this Section 5.04 or otherwise shall require the Partnership or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to any of the Available Financing.  The Partnership hereby consents to the reasonable use of its and the Partnership’s Subsidiaries’ logos in connection with the Available Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Partnership, any of the Partnership’s Subsidiaries or their respective reputation or goodwill.

(e)  The Partnership shall, and shall cause its Subsidiaries to, deliver all customary notices and take all other reasonably necessary actions to facilitate the termination on the Closing

Date of all commitments in respect of the Credit Facility, the repayment in full on the Closing Date of all obligations in respect of the Indebtedness thereunder, and the release on the Closing Date of any Liens securing such Indebtedness and guarantees in connection therewith.  In furtherance and not in limitation of the foregoing, the Partnership and its Subsidiaries shall deliver to Parent prior to the Closing an executed payoff letter with respect to the Credit Facility (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the persons to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Credit Facility relating to the assets, rights and properties of the Partnership and its Subsidiaries securing or relating to such Indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated.  The obligations of the Partnership pursuant to this Section 5.04(e) shall be subject to Parent or Merger Sub providing or causing to be provided all funds required to effect all such repayments at or prior to the Effective Time; provided that, no such repayment shall be required to be made prior to the Effective Time.

(f)  All non-public or otherwise confidential information regarding the Partnership or its Subsidiaries obtained by Parent, Merger Sub, or any of their respective Representatives pursuant to this Section 5.04 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, all non-public or otherwise confidential information provided to IFM Investors Pty Ltd or its Representatives before, on or after the date hereof pursuant to this Section 5.04 may be disclosed to, and used in connection with the Debt Financing by, any actual or prospective Debt Financing Sources and their respective Representatives pursuant to the terms of the Confidentiality Agreement, and any such recipients of non-public or otherwise confidential information shall be deemed to be “Representatives” of IFM Investors Pty Ltd under the Confidentiality Agreement.

SECTION 5.05.  Public Announcements.  Unless and until an Adverse Recommendation Change has occurred, Parent and the Partnership shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in, and made in compliance with, Section 5.02.  The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”).  Notwithstanding the foregoing, this Section 5.05 shall not apply to any press release or other public statement made by the Partnership, Parent or the Fund (a) which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Partnership that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to this Agreement or the Transactions.  Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, Parent and its Affiliates and its and their respective Representatives, without consultation with, or consent of, the Partnership or the

General Partner, may make ordinary course disclosures and communications in connection with fundraising or other investment related activities to its current or prospective general or limited partners, equityholders, members, managers or investors; provided that any references to this Agreement or the Transactions contained therein shall be consistent with the Announcement and the terms of this Agreement and may not contain any information relating to the Partnership that has not been previously announced or made public in accordance with the terms of this Agreement.

SECTION 5.06.  Access to Information; Confidentiality.  Subject to applicable Law, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, upon reasonable notice and for purposes of furthering the Transactions or integration planning relating thereto, the Partnership shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to (i) the Partnership’s officers, employees, agents, properties, books, Contracts, records and other information reasonably requested by Parent (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Partnership Board or any committee thereof regarding an Adverse Recommendation Change), and the Partnership shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that such access shall not include any right to conduct intrusive or invasive environmental testing or sampling; provided further, that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Partnership and (ii) information related to the financial or Tax records of the Partnership and its Subsidiaries, including Tax Returns (including any supporting documents), elections, Contracts, schedules, officer’s certificates, analyses, memoranda, tax opinions, and any other information in the Partnership’s possession, in each case, (A) to the extent not made available to Parent in connection with the execution of this Agreement and related to an activity or commercial arrangement giving rise to a material item of income not previously included in the gross income of the Partnership in any taxable year since the year ended December 31, 2005, as may be reasonably requested by Parent to assess that, for U.S. federal income tax purposes, at least 90% of the gross income of the Partnership for each calendar quarter after the calendar quarter ending March 31, 2019, through and including the calendar quarter in which the Closing Date occurs will be treated as income that is “qualifying income” within the meaning of Section 7704(d) of the Code and (B) in the event there is a change in law (by changes in the Code, the regulations promulgated thereunder, IRS rulings, or judicial decisions) following the date of this Agreement with respect to the treatment of any material item of income included in the gross income of the Partnership as “qualifying income” within the meaning of Section 7704(d) of the Code in any taxable year for which the statute of limitations for the federal income tax return of the Partnership has not yet expired, as may be reasonably requested by Parent to assess such qualification of such item of income taking into account such change in law; provided further, however, in each of cases (i) and (ii), that the Partnership shall not be obligated to provide such access or information if, in the opinion of the Partnership’s legal counsel, doing so would (A) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party or (B) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege.  Notwithstanding the foregoing, in the event that the Partnership does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Judgment, Contract or obligation or jeopardize such privilege, including entering into a customary joint defense agreement, common interest agreement or other similar arrangement.  All requests for information made pursuant to this Section 5.06 shall be directed to the executive officer or other Person designated by the Partnership.  Until the Effective Time, all non-public information provided (including information provided by the Partnership, its Subsidiaries or its or their respective Representatives pursuant to Section 5.04 and this Section 5.06) will be subject to the terms of the letter agreement dated as of February 4, 2019 by and among the Partnership and IFM Investors Pty Ltd (the “Confidentiality Agreement”).

SECTION 5.07.  Indemnification and Insurance.  (a)  From and after the Effective Time, the Surviving Entity shall, to the fullest extent permissible by applicable Law, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Partnership or of a Subsidiary of the Partnership (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director, officer, employee or agent of the Partnership or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Partnership or such Subsidiary or taken at the request of the Partnership or such Subsidiary (including in connection with serving at the request of the Partnership or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee) and (ii) assume all obligations of the Partnership and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Partnership Organizational Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Partnership or any of its Subsidiaries and any Indemnitee.  Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by Law, the certificate of limited partnership and agreement of limited partnership of the Surviving Entity to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Partnership Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.  In addition, from the Effective Time, the Surviving Entity shall, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including reasonable and documented fees and expenses of legal counsel) of any Indemnitee under this Section 5.07 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.07) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such Person is not entitled to be indemnified pursuant to this Section 5.07(a).

(b)  None of Parent or the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.07 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent.  Each of Parent, the Surviving Entity and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)  For the six-year period commencing immediately after the Effective Time, the Surviving Entity shall maintain in effect the Partnership’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those Indemnitees who are currently (and any additional individuals who prior to the Effective Time become) covered by the Partnership’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided that if the aggregate annual premium for such insurance exceeds 300% of the annual premium for such insurance as of the date hereof (the “Premium Cap”), then the Surviving Entity shall cause to be provided a policy covering such individuals with the most advantageous coverage as is then available at a cost up to but not exceeding the Premium Cap.  The Partnership may (or, at the request of Parent, the Partnership shall), in consultation with Parent, prior to the Effective Time, purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits, individually and in the aggregate, as the current policies of directors’ and officers’ liability insurance maintained by the Partnership and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions, at an aggregate cost up to but not exceeding the Premium Cap for such six-year period.  If such prepaid “tail policy” has been obtained by the Partnership, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.07(c) and the Surviving Entity shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d)  The provisions of this Section 5.07 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Partnership Organizational Documents, by contract or otherwise.  The obligations of Parent and the Surviving Entity under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect the rights of any

Indemnitee to whom this Section 5.07 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.07 applies shall be third party beneficiaries of this Section 5.07).

(e)  In the event that (i) Parent, the Surviving Entity or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity shall assume all of the obligations thereof set forth in this Section 5.07.

(f)  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Partnership or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to or in substitution for any such claims under such policies.

(g)  Parent’s and the Surviving Entity’s obligations under this Section 5.07 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.07 shall continue in effect until the full and final resolution of such Claim.

SECTION 5.08.  Employee Matters.  (a)  Subject to any applicable collective bargaining agreements, for a period of not less than two years following the Effective Time, Parent shall, and shall cause the Surviving Entity (or in the case of a transfer of all or substantially all the assets and businesses of the Surviving Entity, its successors and assigns) to, provide (i) base salary or wages and target cash annual bonus opportunities to each person who is an employee of the Partnership or any of its Subsidiaries immediately prior to the Effective Time (each, a “Partnership Employee”) that are no less favorable, in each case, than those in effect immediately prior to the Effective Time, (ii) severance benefits to each Partnership Employee that are no less favorable than those that would have been provided to such Partnership Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect immediately prior to the Effective Time as set forth on Section 5.08(a) of the Partnership Disclosure Letter and (iii) employee benefits (other than base salary, short-term incentive opportunities and severance benefits) to Partnership Employees that are substantially comparable in the aggregate in value to the value of employee benefits provided to the Partnership Employees immediately prior to the Effective Time (in each case, for purposes of determining value, excluding base salary, short-term incentive opportunities and severance benefits); provided that, in no event shall Parent or the Surviving Entity be required to maintain any equity plans, defined benefit plans or retiree medical plans for the benefit of Partnership Employees from and after the Effective Time.

(b)  Except in the case of the Partnership Equity Plans, from and after the Effective Time, Parent shall, or shall cause the Surviving Entity to, honor in accordance with their terms all the Partnership Plans as in effect at the Effective Time, subject to any right to amend or terminate such plan in accordance with its terms.  Parent and the Partnership hereby acknowledges that the consummation of the Merger Transactions constitutes a “change in control” or “change of control” (or a term of similar import) for purposes of any Partnership Plan that contains a definition of “change in control” or “change of control” (or a term of similar import), as applicable.  The Partnership acknowledges and agrees that, pursuant to Section 2.03, the Partnership Equity Plans shall be terminated upon the consummation of the Merger Transactions.

(c)  With respect to applicable, non-frozen employee benefit plans of Parent, the Surviving Entity and their respective Subsidiaries and Affiliates in which Partnership Employees will be eligible to participate from and after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of benefits, vesting, benefit accrual (other than benefit accruals under a defined benefit pension plan) and, with respect to Partnership Plans in effect on the date hereof, early retirement subsidies, each Partnership Employee’s service with the Partnership or any of its Subsidiaries (as well as service with any predecessor employer of the Partnership or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Partnership or such Subsidiary) shall be treated as service with Parent, the Surviving Entity or any of their respective Subsidiaries or Affiliates (or in the case of a transfer of all or substantially all the assets and business of the Surviving Entity, its successors and assigns); provided, however, that such service need not be recognized (i) for purposes of any defined benefit plan, grandfathered or frozen plan or retirement health plan or (ii) to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d)  Without limiting the generality of Section 5.08(a), Parent shall, or shall cause the Surviving Entity to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Entity or any of their respective Subsidiaries in which Partnership Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Partnership Plan immediately prior to the Effective Time.  Parent shall, or shall cause the Surviving Entity to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Partnership Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e)  (i) Prior to the Closing Date, with respect to the annual bonuses payable under the Partnership’s Annual Incentive Compensation Plan (the “Partnership Annual Bonus Plan”) for the fiscal year in which Closing occurs (the “Closing Fiscal Year”), the Partnership Board (or the appropriate committee thereof) shall determine the level of attainment of all applicable performance goals under the Partnership Annual Bonus Plan for the period commencing on the first day of such Closing Fiscal Year and ending on the day prior to the Closing Date (the “Pre-Closing Performance Period”), using good faith methodology consistent with past practice (taking into account such factors as the target bonuses payable with respect to the Closing Fiscal Year) and based on the most recent forecast of the Partnership’s financial performance for the Closing Fiscal Year and, based on such determination, shall determine the aggregate amount of bonuses payable under the Partnership Annual Bonus Plan with respect to the Pre-Closing Performance Period (the “Pre-Closing Bonus Amount”); and (ii) as soon as practicable after the last day of the Closing Fiscal Year, the Surviving Entity shall determine the level of attainment of all applicable performance goals under the Partnership Annual Bonus Plan for the period commencing on the Closing Date and ending on the last day of the Closing Fiscal Year (the “Post-Closing Performance Period”), using good faith methodology consistent with past practice and taking into account such factors as the target bonuses payable under Partnership Annual Bonus Plan for the Closing Fiscal Year and, based on such determination, shall determine the aggregate amount of bonuses payable under the Partnership Annual Bonus Plan with respect to the Post-Closing Performance Period (the “Post-Closing Bonus Amount” and, together with the Pre-Closing Bonus Amount, collectively, the “Aggregate Bonus Amount”).  The Surviving Entity shall pay, to the Partnership Employees who are participants in the Partnership Annual Bonus Plan during the Closing Fiscal Year, the Aggregate Bonus Amount and such payments shall be made in accordance with the terms of the Partnership Annual Bonus Plan at the same time as annual bonuses would be paid thereunder in the ordinary course of business consistent with past practice (and in no event later than March 15 immediately following the Closing Fiscal Year).

(f)  With respect to any Partnership Employee whose principal place of employment is outside the United States (“Non-U.S. Partnership Employee”), Parent’s obligations under this Section 5.08 shall be modified to the extent necessary to comply with any applicable Law that applies in relation to the employment or terms of employment of such Partnership Employee; provided that, for the avoidance of doubt, in no event shall Parent provide, or cause to be provided, to any Non-U.S. Partnership Employee compensation and benefits at levels that are less favorable than required under Section 5.08(a).

(g)  The provisions of this Section 5.08 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.08 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and, except as otherwise explicitly provided for in this Agreement, no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.

SECTION 5.09.  Notification of Certain Matters; Unitholder Litigation.  (a)  Prior to the Effective Time, Parent shall give prompt notice to the Partnership, and the Partnership shall give prompt notice to Parent, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Partnership, the Surviving Entity or Parent, (ii) any

Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions, (iii) any effect, change, event, fact, condition, development or occurrence known to it that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) any effect, change, event, fact, condition, development or occurrence known to it that would, individually or in the aggregate, reasonably be expected to result in the failure of any of the conditions set forth in Article VI to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.09 shall not cure any breach of representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice; provided, further, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute the failure of any condition set forth in Article VI to be satisfied, in each case unless the underlying effect, change, event, fact, condition, development or occurrence would independently result in a failure of the applicable conditions set forth in Article VI to be satisfied.

(b)  The Partnership shall (i) give Parent the opportunity to participate in, but not control, the defense or settlement of any unitholder litigation against the Partnership or its Affiliates or any of their respective directors or officers relating to this Agreement or the Transactions, (ii) afford Parent a reasonable opportunity to review and comment on filings and responses related thereto, which comments the Partnership shall consider in good faith and (iii) keep Parent apprised of, and consult with Parent with respect to, proposed strategy and any significant decisions related thereto; provided, however, that the Partnership shall not be required to provide information if doing so, in the opinion of the Partnership’s legal counsel, would (A) violate any applicable Law or Judgment or (B) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege; provided further, that, if any information is withheld pursuant to the foregoing proviso, the Partnership shall inform Parent as to the general nature of what is being withheld and the Partnership shall use reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or judgment or jeopardize such legal privilege, including entering into a customary joint defense agreement, common interest agreement or other similar arrangement.  The Partnership agrees that it shall not settle any unitholder litigation against the Partnership or its directors relating to this Agreement or the Transactions where such settlement would impose obligations (monetary or otherwise) on the Partnership or the Surviving Entity without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that, such consent shall not be required for (x) settlements solely for money damages and the payment of attorney’s fees in an aggregate amount not in excess of the dollar amount of the coverage limits for such settlements under the current policies of directors’ and officers’ liability insurance maintained by the Partnership and its Subsidiaries or (y) providing additional disclosure in the Proxy Statement; provided that, prior to agreeing to provide any such additional disclosure in the Proxy Statement, the Partnership shall provide Parent with a reasonable opportunity to review and to propose comments on such proposed additional disclosure, which the Partnership shall consider in good faith.

SECTION 5.10.  Section 16 Matters.  Prior to the Effective Time, the Partnership and the General Partner shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of Partnership Units (including derivative securities with respect to Partnership Units) pursuant to the Transactions by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.11.  Parent Vote.  Parent shall vote or cause to be voted any Partnership Units owned by Parent or Merger Sub or with respect to which Parent or Merger Sub has the power (by agreement, proxy or otherwise) to cause to be voted, and Parent shall use its reasonable best efforts to cause to be voted any Partnership Units owned by the Fund, any Subsidiary of the Fund (other than any portfolio company of the Fund) or with respect to which the Fund, any Subsidiary of the Fund (other than any portfolio company of the Fund) has the power (by agreement, proxy or otherwise) to cause to be voted, in each case, in favor of the approval of this Agreement and the Merger Transactions at any meeting of unitholders of the Partnership at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof.

SECTION 5.12.  Parent Third-Party Discussions.  Except to the extent required by Section 5.03(c), prior to receipt of the Partnership Unitholder Approval, Parent shall not, nor shall it permit any of its Affiliates to, or authorize or permit any of its or its Affiliates’ Representatives to, (a) enter into any agreement, arrangement or understanding with any other Person that would reasonably be expected to prevent such person from making a Takeover Proposal or (b) participate in or enter into any conversations, discussions or negotiations or enter into any agreement, arrangement or understanding with any other Person with respect to the acquisition, directly or indirectly, by such other Person of any securities or assets of the Partnership or any of its Subsidiaries, or with respect to the creation of any joint venture by any such other Person that involves any securities or assets of the Partnership or any of its Subsidiaries (including by the acquisition of any equity interests in Parent, Merger Sub or any Person of which Merger Sub is a direct or indirect Subsidiary) if the Partnership has delivered written notice to Parent that such other Person has made a Takeover Proposal after the date hereof (and shall cease forthwith any such conversations, discussions, or negotiations upon delivery of such notice); provided that Parent and its Affiliates, and its and their respective Representatives, shall be permitted to enter into any such agreements, arrangements or understandings with any Person that is as of the date of this Agreement, or becomes after the date of this Agreement (other than for purposes of avoiding the restrictions in this Section 5.12), (a) any direct or indirect portfolio company of the Fund, (b) any investment fund advised or managed by IFM Investors Pty Ltd or (c) any limited partner or other investor in the Fund.

SECTION 5.13.  Director Resignations.  The Partnership shall cause to be delivered to Parent resignations executed by each member of the Partnership Board in office as of immediately prior to the Effective Time and effective upon the Effective Time.

SECTION 5.14.  Stock Exchange De-listing.  Each of the Partnership and Parent shall cooperate and use their respective reasonable best efforts to cause the Partnership Units to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 5.15.  Preparation of the Proxy Statement; Unitholders’ Meeting.  (a)  As promptly as reasonably practicable after the execution of this Agreement (in any event, no later than 20 business days following the date of this Agreement) and subject to applicable Law, the Partnership shall prepare the Proxy Statement in preliminary form and file it with the SEC.  Subject to Section 5.02, the Partnership Board shall make the Partnership Board Recommendation to the Partnership’s unitholders and shall include such recommendation in the Proxy Statement.  Parent shall provide to the Partnership all information concerning Parent and Merger Sub and their respective Affiliates (other than, except as may be required by applicable Law, any other direct or indirect portfolio company or investment fund advised or managed by IFM Investors Pty Ltd) as may be reasonably requested by the Partnership in connection with the Proxy Statement and shall otherwise assist and cooperate with the Partnership in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC.  Each of the Partnership, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Partnership shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall advise Parent of any oral comments and supply Parent with copies of all written correspondence between the Partnership or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.  The Partnership shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its unitholders as promptly as reasonably practicable after the resolution of any such comments or as promptly as reasonably practicable after the tenth day after the Proxy Statement is filed if the SEC has not informed the Partnership that it will review the Proxy Statement.  Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the unitholders of the Partnership, or responding to any comments from the SEC with respect thereto, the Partnership shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Partnership shall consider in good faith.

(b)  Notwithstanding any Adverse Recommendation Change but subject to Section 5.15(a) and applicable Law and to the extent not prohibited by any Judgment, the Partnership shall take all necessary actions in accordance with applicable Law, the Partnership Organizational Documents and the rules of the NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting of its unitholders (including any adjournment, recess or postponement thereof, the “Partnership Unitholders’ Meeting”) for the purpose of obtaining the Partnership Unitholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement or as soon as reasonably practicable after the tenth day after the Proxy Statement is filed if the SEC has not informed the Partnership that it will review the Proxy Statement.  The Partnership shall use its reasonable best efforts to obtain the Partnership Unitholder Approval.  Notwithstanding anything to the contrary contained in this Agreement, the Partnership may adjourn, recess, or postpone the Partnership Unitholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Partnership, after consultation with Parent and outside legal counsel, has determined is required under applicable Law or the Partnership Agreement and for such supplement or amendment to be disseminated and reviewed by the unitholders of the Partnership in advance of the Partnership Unitholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceeding in connection with this Agreement or the Transactions, (iii) if as of the time for which the Partnership Unitholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Partnership Units represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Partnership Unitholders’ Meeting or (iv) to solicit additional proxies if necessary in order to obtain the Partnership Unitholder Approval (provided that the Partnership shall not adjourn, recess or postpone the Partnership Unitholders’ Meeting (or any adjournment or postponement thereof) pursuant to the foregoing clauses (iii) or (iv) for more than 10 business days after the date of such meeting (or any adjournment or postponement thereof) without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned)); provided, however, that in each case, the Partnership shall not be permitted to postpone or adjourn the Partnership Unitholders’ Meeting to a date after the date that is two business days prior to the Outside Date.  The Partnership agrees that no matters shall be brought before the Partnership Unitholders’ Meeting other than the adoption of this Agreement, any related “golden parachute” vote under Rule 14a-21(c) of the Exchange Act and any related and customary procedural matters (including a proposal to adjourn the meeting to allow additional solicitation of votes).

SECTION 5.16.  ServiceCo Matters.  (a)  The General Partner, the Partnership, and ServiceCo shall cooperate in good faith and use their reasonable best efforts to, at the direction of Parent and in Parent’s sole discretion, as promptly as reasonably practicable, take all such actions as may be reasonably requested by Parent (i) to obtain the Trustee Approval as promptly as reasonably practicable after the date of this Agreement (including, without limitation, replacing the Trustee as trustee of the ESOP) and (ii) with respect to the ESOP, including making (or refraining from making) any submission or filing relating to the ESOP with any Governmental Authority that Parent reasonably deems necessary or desirable in connection with the ESOP’s or ServiceCo’s obligations under applicable Law (and shall keep Parent informed of all communications with or from such Governmental Authority relating thereto).  Subject to the foregoing, each of Parent, Merger Sub, the General Partner, the Partnership and ServiceCo shall cooperate in good faith and use its reasonable best efforts to (i) prior to the Closing, prepare drafts of all necessary documents to obtain from the IRS a determination letter for termination of the ESOP as promptly as practicable following the Closing and (ii) effect the termination of the ESOP at the Closing in accordance with the resolutions adopted by the board of directors of ServiceCo (the “ServiceCo Board”) on or prior to the date of this Agreement.  In the event that Parent makes the ServiceCo Election, the General Partner, the Partnership and ServiceCo shall use their reasonable best efforts to cause the Trustee to transfer to Parent or one of its designated Affiliates, immediately prior to the Closing and in accordance with Section 2.01(e), (x) all of the outstanding shares of common stock of ServiceCo or (y) all, substantially all, or a material portion of the assets of ServiceCo pursuant to the ServiceCo Purchase Agreement.  If Parent does not make the ServiceCo Election, the General Partner, the Partnership and ServiceCo shall use their reasonable best efforts to take, or cause to be taken, all actions reasonably directed by Parent to effect the transfer of control of ServiceCo to Parent or one of its Affiliates or the transfer of all employees and assets of ServiceCo to Parent or one of its Affiliates, including, if directed by Parent, (A) delivering resignations effecting the removal of any or all members of the ServiceCo Board as of the Effective Time, (B) delivering resolutions of the ServiceCo Board effecting the removal of any or all members of the committee appointed by the ServiceCo Board to supervise the administration of the ESOP in accordance with the terms of the ESOP (the “ServiceCo Committee”) as of the Effective Time, (C) effecting, as of the Effective Time, the election of the designees identified by Parent to the Partnership to the ServiceCo Board and, if applicable, the ServiceCo Committee to fill any vacancies thereon (including as a result of the resignation or removal, as applicable, of any members thereof in accordance with this Section 5.16(a)), and (D) replacing the Trustee.  The parties agree that ESOP and Parent will jointly make an election under Section 338(h)(10) of the Code with respect to Parent’s or its Affiliate’s acquisition of all of the outstanding shares of common stock of ServiceCo.

(b)  From and after the Closing, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, (i) cooperate and provide the Trustee and ServiceCo with such support and assistance as shall be reasonably requested by the Trustee or ServiceCo and (ii) reimburse the Trustee and ServiceCo for any costs, expenses or fees (including reasonable fees and expenses of legal and financial advisors to the Trustee and ServiceCo) associated with taking such actions as shall be necessary or advisable to complete the distribution of the assets held by the ESOP to the participants thereof as promptly as practicable following the Closing.  The Trustee is an intended third-party beneficiary of this Section 5.16(b).

ARTICLE VI

Conditions to the Merger

SECTION 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  No Restraints.  No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or any applicable Law (collectively, “Restraints”) in the United States or any jurisdiction set forth in Section 3.04(d) of the Partnership Disclosure Letter shall be in effect enjoining, restraining, preventing or otherwise prohibiting consummation of the Transactions or making the Transactions illegal;

(b)  Governmental Consents.  The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted and the CFIUS Approval, the PA PUC Approval and the filings, consents and approvals set forth in Section 6.01(b) of the Partnership Disclosure Letter shall have been obtained (collectively, the “Governmental Consents”); and

(c)  Partnership Unitholder Approval.  The Partnership Unitholder Approval shall have been obtained.

SECTION 6.02.  Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of the Partnership and the General Partner (i) set forth in Section 3.02(a) and 3.02(b) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 3.06(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.01(a), 3.02(c), 3.03(a), 3.03(b) and 3.03(c), Section 3.14 and Section 3.20 shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by the chief executive officer and the chief financial officer of the General Partner to such effect;

(b)  Compliance with Covenants.  The Partnership and the General Partner shall have complied with or performed in all material respects each of its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement and Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by the chief executive officer and the chief financial officer of the General Partner to such effect;

(c)  Tax Opinion.  The Partnership shall have received an opinion of Vinson & Elkins L.L.P. (or another nationally recognized tax counsel reasonably acceptable to Parent) (such counsel referred to herein as “Tax Counsel”), dated as of the Closing Date in the form of Exhibit A, to the effect that, for U.S. federal income tax purposes, at least 90% of the gross income of the Partnership for the most recent full calendar year and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available will be treated as income that is “qualifying income” within the meaning of Section 7704(d) of the Code, provided that, in determining the percentage of gross income that is “qualifying income” for this purpose, Tax Counsel may exclude from gross income any item of income the treatment of which is favorably resolved by an IRS private letter ruling granting inadvertent termination relief for the applicable tax period.  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Partnership and its Affiliates as to such matters as such counsel may reasonably request, and to assume (i) the Partnership and its counterparties abide by the terms and conditions of all material agreements, (ii) the accuracy of the representations in Section 15.2 of the Share Purchase Agreement by and between Terminals Finance B.V. and Buckeye North Sea

Coöperatief U.A., dated November 1, 2018 (the “VTTI Agreement”), (iii) none of the actions described in Section 15.3 and Section 15.4 of the VTTI Agreement, in each case, replacing the reference to “the end of the fifth day following the Completion Date” with “May 1, 2019”, were taken, notwithstanding any permission to do so under the terms of the VTTI Agreement, and (iv) as of May 1, 2019, there was not in existence a plan to take any of the actions described in Section 15.3 and Section 15.4 of the VTTI Agreement, in each case, replacing the reference to “the end of the fifth day following the Completion Date” with “May 1, 2019”, other than the liquidation of VTTI MLP Holdings Ltd.; provided that Parent is given a reasonable opportunity to review and reasonably comment on any representations, warranties and covenants that were not included in the historic representation letters and opinions provided to Parent;

(d)  No Material Adverse Effect.  Since the date of this Agreement, no change, event, fact, condition, development, effect or occurrence shall have occurred and be continuing that, individually or in the aggregate with all other changes, events, facts, conditions, developments, effects or occurrences, has had or would reasonably be expected to have a Material Adverse Effect;

(e)  Absence of Burdensome Condition.  No Restraint in the United States or any jurisdiction set forth in Section 3.04(d) of the Partnership Disclosure Letter shall be in effect that would reasonably be expected to result in a Burdensome Condition; and

(f)  Replacement of ServiceCo Directors.  Solely if such resignations, removals or elections have been requested by Parent in accordance with Section 5.16(a), the resignation of such members of the ServiceCo Board, the removal of such members of the ServiceCo Committee and the election of such individuals designated by Parent to the ServiceCo Board and the ServiceCo Committee shall occur concurrently with the Closing hereunder, as applicable; provided, however, that the condition set forth in this Section 6.02(f) shall also be deemed to be satisfied in the event the ServiceCo Election shall have been made by Parent and the actions described in Section 2.01(e) shall have been completed in accordance with Section 2.01(e) at or prior to the Effective Time.

SECTION 6.03.  Conditions to the Obligations of the Partnership and the General Partner.  The obligations of the Partnership and the General Partner to effect the Merger shall be subject to the satisfaction (or written waiver by the Partnership, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  The Partnership shall have received a certificate signed on behalf of Parent and Merger Sub by Parent to such effect; and

(b)  Compliance with Covenants.  Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement and the Partnership shall have received a certificate signed on behalf of Parent and Merger Sub by Parent to such effect.

ARTICLE VII

Termination

SECTION 7.01.  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Partnership Unitholder Approval:

(a)  by the mutual written consent of the Partnership and Parent;

(b)  by either of the Partnership or Parent:

(i)  if the Effective Time shall not have occurred on or prior to November 9, 2019 (as such date may be extended pursuant to the three immediately succeeding provisos, the “Outside Date”); provided that if on the Outside Date any of the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent relating to the matters set forth in Section 6.01(b)) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended to February 9, 2020 (the “Initial Extension Date”) and such date shall become the Outside Date for purposes of this Agreement; provided further, that in the event (A) the Outside Date is extended pursuant to the foregoing proviso, (B) the Merger shall not have been consummated on or before the Initial Extension Date and (C) any of the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent relating to the matters set forth in Section 6.01(b)) shall not have been satisfied on or before the Initial Extension Date but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended to May 9, 2020 (the “Second Extension Date”) and such date shall become the Outside Date for purposes of this Agreement; provided further, that in the event (A) the Outside Date is extended pursuant to the foregoing proviso, (B) the Merger shall not have been consummated on or before the Second Extension Date and (C) any of the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent relating to the matters set forth in Section 6.01(b)) shall not have been satisfied on or before the Second Extension Date but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended to August 9, 2020 and such date shall become the Outside Date for purposes of this Agreement; provided further, that, notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the events specified in this Section 7.01(b)(i) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); provided, further, that if the Marketing Period has not ended by the Outside Date, then Parent may elect, in its sole discretion, to extend the Outside Date to the date that is five business days following the final day of the Marketing Period;

(ii)  if any Restraint in the United States or any jurisdiction set forth in Section 3.04(d) of the Partnership Disclosure Letter having the effect set forth in Section 6.01(a) shall be in effect and shall have become final and nonappealable; provided, that, notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party if the breach or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the events specified in this 7.01(b)(ii) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(iii)  if the Partnership Unitholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Partnership Unitholder Approval shall not have been obtained; or

(iv)  if there shall have been a CFIUS Turndown;

(c)  by Parent:

(i)  if the Partnership or the General Partner shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, the Partnership (x) shall not have commenced good faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by the Partnership of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination or (y) is not thereafter continuing to take good faith efforts to cure such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)  if the Partnership Board or a committee thereof shall have made an Adverse Recommendation Change; or

(d)  by the Partnership:

(i)  if either Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, Parent and Merger Sub (x) shall not have  commenced good faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Partnership stating the Partnership’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination or (y) are not thereafter continuing to take good faith efforts to cure such breach or failure to perform; provided that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Partnership is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)  prior to receipt of the Partnership Unitholder Approval, in connection with entering into a Partnership Acquisition Agreement in accordance with Section 5.02(e); provided that prior to or concurrently with such termination the Partnership pays or causes to be paid the Partnership Termination Fee due under Section 7.03(a); or

(iii)  if (A) all of the closing conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) and the Closing has not occurred by the time required under Section 1.02, (B) the Partnership has confirmed to Parent in writing at least five business days prior to such termination that (1) all conditions set forth in Section 6.01 and Section 6.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) or that the Partnership has waived any unsatisfied conditions in Section 6.01 and Section 6.03 and (2) each of the Partnership and the General Partner is prepared to consummate the Merger on the date of such notice and at all times during the five business day period immediately thereafter (such notice, a “Closing Failure Notice”), and (C) Parent fails to consummate the transactions contemplated hereby (including the Closing) within such five business day period after the date of the delivery of a Closing Failure Notice.

SECTION 7.02.  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 3.22, 4.08, 4.09, 7.02 and 7.03, Article VIII, the expense reimbursement and indemnification provisions of Section 5.04(d), the Limited Guarantee and the Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the General Partner, the Partnership, or any such Person’s respective directors, officers and Affiliates, except, subject to Section 7.03(d) (including the limitations on liability set forth therein), no such termination shall relieve any party from liability for damages to another party resulting from a Willful Breach of this Agreement, in which case the breaching party shall be liable to the other party for damages.

SECTION 7.03.  Termination Fee.  (a)  In the event that:

(i)  this Agreement is terminated by the Partnership or Parent pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(i); provided that (A) a bona fide Takeover Proposal shall have been made to the Partnership Board or publicly made, proposed or communicated by a third party after the date of this Agreement and not withdrawn prior to the time this Agreement is terminated and (B) within 12 months of the date this Agreement is terminated, the Partnership enters into a definitive agreement to consummate any Takeover Proposal or consummates any Takeover Proposal; provided that, for purposes of clauses (A) and (B) of this Section 7.03(a)(i), the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii)  this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or by the Partnership or Parent pursuant to Section 7.01(b)(i) if Parent could have terminated this Agreement pursuant to Section 7.01(c)(ii) at such time, or (B) by the Partnership pursuant to Section 7.01(d)(ii);

then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Partnership shall pay or cause to be paid the Partnership Termination Fee to Parent or its designee by wire transfer of same-day funds to an account designated by Parent for such payment (x) in the case of Section 7.03(a)(ii)(A), within two business days after such termination, (y) in the case of Section 7.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 7.03(a)(i), within two business days after the earlier of the entry into a definitive agreement or the consummation of the Takeover Proposal referred to therein; it being understood that in no event shall the Partnership be required to pay or cause to be paid the applicable Partnership Termination Fee on more than one occasion.  In the event that the Parent Expenses have been actually paid by the Partnership pursuant to Section 7.03(c) upon subsequent payment of the Partnership Termination Fee pursuant to this Section 7.03(a), the amount of the Parent Expenses shall be credited towards the payment of the Partnership Termination Fee.

As used herein, “Partnership Termination Fee” shall mean a cash amount equal to $130,000,000:

(b)  In the event that this Agreement is terminated (i) by the Partnership pursuant to Section 7.01(d)(iii) or (ii) by the Partnership or Parent pursuant to Section 7.01(b)(i) if the Partnership could have terminated pursuant to Section 7.01(d)(iii), then Parent shall pay or cause to be paid the Parent Termination Fee to the Partnership or its assignee by wire transfer of same-day funds to an account designated by the Partnership for such payment within two business days after such termination.  In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.  As used herein, “Parent Termination Fee” shall mean a cash amount equal to $390,000,000.

(c)  If this Agreement is validly terminated pursuant to (i) Section 7.01(c)(i) or (ii) Section 7.01(b)(i) if at the time of such termination the Agreement could have been validly terminated pursuant to Section 7.01(c)(i), then the Partnership shall pay or cause to be paid the Parent Expenses to Parent or its designee by wire transfer of same-day funds to an account designated by Parent for such payment within two business days after such termination.

(d)  Each party hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the parties would not have entered into this Agreement; accordingly, if Parent or the Partnership fails to timely pay any amount due pursuant to this Section 7.03 when due and, in order to obtain the payment, such party hereto commences an Action which results in a judgment against Parent or the Partnership for any payment set forth in this Section 7.03, Parent or the Partnership, as applicable, shall pay the other party hereto its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented outside attorney’s fees and disbursements) in connection with such Action, together with interest on the applicable amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.  Each of the parties further acknowledges that the payment of the amounts by the Partnership or Parent, as applicable, specified in this Section 7.03 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent or the Partnership, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  Notwithstanding anything to the contrary in this Agreement, (i) in the event that the Parent Termination Fee is paid to the Partnership pursuant to Section 7.03(b), the Parent Termination Fee shall be the sole and exclusive remedy of the Partnership and its Subsidiaries and any of their respective former, current or future officers, directors, employees, partners, equityholders, optionholders, securityholders, limited partners, controlling Person, shareholders, managers, trustees, accountants, consultants, legal counsel, agents, assignees, members or Affiliates (collectively, “Partnership Related Parties”) against Parent, Merger Sub, the Fund or any of their respective former, current or future general or limited partners, shareholders, equityholders, optionholders, securityholders, financing sources (including the Debt Financing Sources), controlling Persons, managers, members, directors, officers, accountants, consultants, legal counsel, agents, assignees or Affiliates (collectively, the “Parent Related Parties”) (except that the Fund shall be obligated pursuant to the terms and conditions of the Limited Guarantee and Parent shall be obligated to the Partnership under the first sentence of this Section 7.03(d)), and (ii) in the event that the Partnership Termination Fee is paid to Parent pursuant to Section 7.03(a), the Partnership Termination Fee shall be the sole and exclusive remedy of the Parent Related Parties against the Partnership Related Parties (except that the Partnership shall be obligated to Parent under the first sentence of this Section 7.03(d)), in each case of clauses (i) and (ii), for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise (including a Willful Breach), and upon payment of such amount(s), as applicable, none of the Partnership Related Parties or the Parent Related Parties, as applicable, shall have any further liability or obligation, whether in law, equity, contract, tort or otherwise relating to or arising out of this Agreement, or the Transactions (and in the case of the payment of the Parent Termination Fee, none of the Parent Related Parties shall have any such further liability or obligation to the Partnership Related Parties relating to or arising out of, the Equity Financing Letters, the Equity Financing, the Limited Guarantee, the Debt Commitment Letters (and any abandonment thereof), the Financing Agreements or the Debt Financing) (including a Willful Breach).  The Parent Related Parties and the Partnership Related Parties are intended third-party beneficiaries of this Section 7.03.  Notwithstanding anything in this Agreement to the contrary, (A) under no circumstances will the maximum aggregate liability of Parent or Merger Sub for monetary damages or other monetary remedies (including payment of the Parent Termination Fee, any losses or other amounts payable pursuant to this sentence or any other damages related to this Agreement (including a Willful Breach)) in connection with this Agreement, the agreements contemplated hereby or the transactions contemplated hereby or thereby be greater than the sum of (1) the Parent Termination Fee and (2) any amounts, if any, due and owing pursuant to the first sentence of this Section 7.03(d) not to exceed $5,000,000, and (B) in no event shall any Partnership Related Party seek or obtain, nor shall it permit any of its Representatives or any other Person on its or their behalf to seek or obtain, any monetary recovery or monetary award or any monetary damages of any kind against Parent and Merger Sub in excess of the sum of (1) the Parent Termination Fee and (2) any amounts, if any, due and owing pursuant to the first sentence of this Section 7.03(d) not to exceed $5,000,000.  Notwithstanding anything in this Agreement to the contrary, (x) under no circumstances will the maximum aggregate liability of the Partnership and its Subsidiaries for monetary damages or other monetary remedies (including payment of the Partnership Termination Fee, any losses or other amounts payable pursuant to this sentence or any other damages related to this Agreement (including a Willful Breach)) in connection with this Agreement, the agreements contemplated hereby or the transactions contemplated hereby or thereby be greater than the sum of (I) the Partnership Termination Fee and (II) any amounts, if any, due and owing pursuant to the first sentence of this Section 7.03(d) not to exceed $5,000,000, and (y) in no event shall any Parent Related Party seek or obtain, nor shall it permit any of its Representatives or any other Person on its or their behalf to seek or obtain, any monetary recovery or monetary award or any monetary damages of any kind against the Partnership and its Subsidiaries in excess of the sum of (I) the Partnership Termination Fee and (II) any amounts, if any, due and owing pursuant to the first sentence of this Section 7.03(d) not to exceed $5,000,000.  The parties hereto acknowledge and agree that nothing in this Section 7.03 shall be deemed to affect their injunction, specific performance and equitable relief rights and related rights in accordance with the terms and conditions set forth in Section 8.08.

ARTICLE VIII

Miscellaneous

SECTION 8.01.  No Survival of Representations and Warranties.  None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

SECTION 8.02.  Amendment or Supplement.  Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions hereof which by applicable Law or the Partnership Agreement would require further approval by the unitholders of the Partnership without such approval.  Furthermore, Section 7.03(c), this Section 8.02, Section 8.04, Section 8.06, Section 8.07(c), Section 8.07(d), Section 8.09, Section 8.15 and Section 8.17 will not be amended in a manner adverse to any Debt Financing Source without the prior written consent of either such Debt Financing Source or the Debt Financing Sources party to the Debt Commitment Letter.

SECTION 8.03.  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, Parent and the Partnership may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing); provided, however, that following receipt of the Partnership Unitholder Approval, there shall be no waiver or extension of this Agreement that by applicable Law or the Partnership Agreement would require further approval by the unitholders of the Partnership without approval of such waiver or extension by the unitholders of the Partnership.  Notwithstanding the foregoing, no failure or delay by the Partnership, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that (i) each of Parent and Merger Sub may assign any of or all its rights, interests and obligations under this Agreement to any Affiliate of Parent or any of the Debt Financing Sources (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing) and (ii) the Partnership may, in its sole discretion, assign its rights pursuant to Section 7.03(b) to an Affiliate, but no such assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.06.  Entire Agreement; No Third Party Beneficiaries.  This Agreement, including the Partnership Disclosure Letter, together with the Equity Financing Letter, the Limited Guarantee and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.  This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for:  (i) if the Effective Time occurs, the right of the Partnership’s unitholders to receive the Merger Consideration; (ii) if the Effective Time occurs, the right of the holders of Partnership Equity Awards to receive such amounts as provided for in Section 2.03; (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.07 of this Agreement; (iv) the rights of the Partnership Related Parties and Parent Related Parties set forth in Section 7.03(c) and Section 8.17; (v) the rights of the Partnership’s Subsidiaries and the respective Representatives of the Partnership and its Subsidiaries set forth in Section 5.04(d), and (vi) the rights of the Trustee set forth in Section 5.16(b), which are in each case intended for the benefit of the Persons and shall be enforceable by the Persons referred to in clauses (i) through (vi) above.  Notwithstanding anything to the contrary in this Agreement, Section 7.03(d), Section 8.02, Section 8.04, this Section 8.06, Section 8.07(c), Section 8.07(d), Section 8.09, Section 8.15 and Section 8.17 are intended for the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

SECTION 8.07.  Governing Law; Jurisdiction.  (a)  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

(b)  All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over any matter is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and any appellate courts thereof.  The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over any matter is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and any appellate courts thereof, except for Actions brought to enforce the judgment of any such court.  The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c)  Notwithstanding anything herein to the contrary, each party hereto (i) agrees that it will not, and it will not permit any of its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or the Transactions, including any dispute arising out of or relating in any way to the Debt Financing (including with respect to the Debt Commitment Letter or Financing Agreements) or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.10 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law, and (vi) agrees that the provisions of Section 8.09 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

(d)  Notwithstanding anything herein to the contrary, the parties hereto agree that any claim, controversy, dispute or cause of action of any kind or nature (whether based upon contract, tort or otherwise) involving a Debt Financing Source that is in any way related to this Agreement, the Merger or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing (including with respect to the Debt Commitment Letter or Financing Agreements) shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).

SECTION 8.08.  Specific Enforcement.  (a)  The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions.  The parties acknowledge and agree that (i) without limitation of Section 8.08(b), the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in

Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 7.03 (A) may not adequately compensate for the harm that would result from a breach of this Agreement and (B) subject to Section 8.08(c), shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (iii) the right of specific enforcement is an integral part of the Transactions and without that right neither the Partnership nor Parent would have entered into this Agreement.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy, that the parties otherwise have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity, other than an assertion that the exercise of specific performance was not effected in accordance with this Section 8.08.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)  Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Partnership shall be entitled to obtain an injunction, specific performance or other equitable remedies in connection with Parent’s or Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Closing if, and only if, each of the following conditions has been satisfied:  (i) all of the closing conditions set forth in Section 6.01 and Section 6.02 were satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) at the time when the Closing would have been required to occur but for the failure of the Equity Financing to be funded, (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (iii) the Debt Financing has been funded or will be funded at the Closing on the terms thereof if the Equity Financing is funded at the Closing and (iv) the Partnership has confirmed in a written notice delivered to Parent that if an injunction, specific performance or other equitable remedy is granted and the Equity Financing and Debt Financing are funded, then the Partnership and General Partner will cause the Closing to occur.

(c)  For the avoidance of doubt, while the Partnership or the General Partner may pursue both a grant of specific performance in connection with Parent’s or Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Closing as and only to the extent expressly permitted by this Section 8.08 and the payment of the Parent Termination Fee (or, subject to Section 7.02 and Section 7.03(c), other monetary damages), under no circumstances shall Parent be obligated to both specifically perform the terms of this Agreement and pay the Parent Termination Fee (or other monetary damages).

SECTION 8.09.  WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, THE TRANSACTIONS, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS OR ARISE OUT OF OR RELATE TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS

CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE FINANCING.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

c/o IFM Investors (US) LLC
114 West 47th Street, 19th Floor

New York NY 10036

Attention:                 Julio Garcia
Facsimile:                 212-784-2261
Email:                                    julio.garcia@ifminvestors.com

with copies (which shall not constitute notice) to:

IFM Investors (US) LLC
114 West 47th Street, 19th Floor

New York NY 10036

Attention:                 Corporate  Secretary
Facsimile:                 212-784-2261
Email:                                    company.secretary@ifminvestors.com

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attention:                 Jason Webber
                                                                        Chang-Do Gong
                                                                        Luke E. Laumann
Facsimile:                 212-354-8113
Email:                                    jwebber@whitecase.com
                                                                        cgong@whitecase.com
                                                                        luke.laumann@whitecase.com

If to the Partnership or the General Partner, to it at:

Buckeye Partners, L.P.

One Greenway Plaza, Suite 600

Houston, TX

Attention:                 Todd J. Russo

Facsimile:                 610-904-4006

Email:                                    trusso@buckeye.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:                 Faiza J. Saeed
                                                                        G.J. Ligelis Jr.
Facsimile:                 212-474-3700
Email:                                    fsaeed@cravath.com
                                                                        gligelisjr@cravath.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.11.  Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

SECTION 8.12.  Definitions.  (a)  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except with respect to Section 4.06, Section 4.07, Section 4.10, Section 5.03(e), Section 5.12, Section 5.15, Section 5.16(a), Section 8.04, Section 8.17 and the definition of “Parent Related Parties”, only Parent, Merger Sub and their respective Subsidiaries shall be considered “Affiliates” of Parent, Merger Sub or their respective Subsidiaries.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC, banks in the City of New York or the Secretary of State are authorized or required by Law to be closed.

“Certificate of Limited Partnership” means the Amended and Restated Certificate of Limited Partnership of the Partnership, as heretofore amended and corrected.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“CFIUS Approval” means (i) written notification issued by CFIUS that it has determined that the Transactions are not a “covered transaction” pursuant to the DPA, (ii) written notice from CFIUS that CFIUS has concluded all action under the DPA with respect to the Transactions, and there are no unresolved national security concerns with respect to the Transactions or (iii) if CFIUS shall have sent a report to the President of the United States requesting the President’s decision with respect to the Transactions, then either (A) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Transactions or (B) the time permitted by the DPA for such action shall have expired without any such action being announced or taken.

“CFIUS Turndown” means (i) CFIUS has informed Parent and the Partnership in writing that it has unresolved national security concerns with respect to the Transactions and that it intends to refer the matter to the President of the United States unless the parties abandon the Transactions, or (ii) CFIUS shall have referred the matter to the President of the United States.

“Code” means the U.S. Internal Revenue Code of 1986.

“Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information not misleading, in light of the circumstances under which the statements contained in such Required Financial Information were made, (ii) in the case of the Required Financial Information delivered in connection with the offering of any debt securities as part of the Available Financing is compliant in all material respects with all applicable requirements of

Regulation S-X under the Securities Act that are applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of such debt securities, such as the exclusion of “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X) and (iii) the Partnership’s independent accountants have not objected to the use of their audit opinions related to any audited financial statements included in such Required Financial Information and any interim quarterly financial statements included in such Required Financial Information have been reviewed by the Partnership’s independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU Section 722.

“Credit Facility” means the Revolving Credit Agreement dated as of September 30, 2014, as amended, supplemented or otherwise modified from time to time prior to the date hereof, among the Partnership and the other borrowers party thereto, the lenders party thereto and SunTrust Bank, as administrative agent.

“Debt Financing Sources” means the lenders, agents, underwriters, commitment parties and arrangers of any Debt Financing (including pursuant to the Debt Commitment Letter or any engagement letters, credit agreements, loan agreements, joinders or indentures relating to any Debt Financing), together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, controlling persons, advisors, attorneys, agents and representatives and their successors and assigns, including any successors or assigns via joinder agreements or credit agreements related thereto.

“Environment” means soil, water (including navigable waters, oceans, streams, ponds, reservoirs, wetlands, surface waters, ground waters, drinking waters and water vapor), land, stream sediments, surface or subsurface strata, ambient air, indoor air, plant life, animal life and all other environmental media or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code; provided that for purposes of Section 3.10 of this Agreement, the term “ERISA Affiliate” shall include ServiceCo.

“ESOP” means the Buckeye Pipe Line Services Company Employee Stock Ownership Plan, as amended and restated.

“Financing Sources” means, collectively, the sources of the Equity Financing and the Debt Financing Sources.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority,

(b) any political party or party official or candidate for political office, or (c) any person owned, in whole or in part, or controlled by any Person described in the foregoing clauses (a) or (b) of this definition.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Hazardous Materials” means (a) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, greenhouse gases, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (b) any other chemical, material, substance or waste that is regulated by or pursuant to Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means:  (a) indebtedness created, issued or incurred by such Person for borrowed money, including any accrued interest and fees associated therewith; (b) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (c) obligations of such Person to pay rent or other amounts under a lease of (or other Contract conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (d) liabilities or obligations of such Person under any interest rate, currency or commodity derivatives or hedging transactions or similar arrangement; or (e) indebtedness of others (other than any wholly owned Subsidiary of such Person) as described in clauses (a) through (d) above in any manner guaranteed by such Person or for which it is or may become contingently liable; provided that, “Indebtedness” does not include (i) accounts payable to trade creditors, or accrued expenses, arising in the ordinary course of business or (ii) the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application or invention; any trademark, trademark registration, trademark application, service mark, trade name, business name or brand name; any copyright, copyright registration, design, design registration or database rights; any internet domain name;  trade secret, confidential know-how, or other confidential and proprietary information.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to the Partnership, the actual knowledge of the individuals listed on Section 8.12(a)(i) of the Partnership Disclosure Letter after having made reasonable inquiry of those employees of the Partnership and its Subsidiaries primarily responsible for, or who would otherwise be expected to know about, such matters and (ii) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 8.12(a)(ii) of the Partnership Disclosure Letter after having made reasonable inquiry of those employees of the Parent and its Subsidiaries primarily responsible for, or who would otherwise be expected to know about, such matters.

“Leased Real Property” means (i) any real property subject to a Partnership Lease involving annual payments of more than $5 million and (ii) solely with respect to Section 3.15, the Partnership Leases set forth on Section 8.12(a)(iii) of the Partnership Disclosure Letter.

“Lien” means any pledge, lien, charge, encumbrance, security interest, mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect, third-party right or encumbrance of any kind or nature.

“Marketing Period” means the first period of at least 15 consecutive business days after the date of this Agreement, commencing upon the date of receipt of the Required Financial Information and whereon such Required Financial Information is Compliant (it being understood that if the Partnership shall in good faith reasonably believe that it has provided the Required Financial Information and that such Required Financial Information is Compliant, it may deliver a written notice to Parent to that effect, in which case the Partnership shall be deemed to have provided the Required Financial Information on the date specified in such notice and the Required Financial Information shall be deemed to be Compliant, unless Parent in good faith reasonably believes that the Partnership has not completed the provision of the Required Financial Information or the Required Financial Information is not Complaint and provides notice to the Partnership within two business days after receipt of the Partnership’s notice stating with specificity the Required Financial Information Parent reasonably believes has not been provided or the reason for which the Required Financial Information is not Compliant); provided, that the Marketing Period shall be deemed not to have commenced if (a) the conditions set forth in Section 6.01(a) and Section 6.01(b) shall not have been satisfied and (b) on or prior to the completion of such 15 consecutive business day period, (i) the Partnership’s independent accountant shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless, at the earliest, and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Partnership and its Subsidiaries for the applicable periods by the independent accountant or another independent public accounting firm of international standing; (ii) the Partnership shall have publicly announced its intent to restate any financial statements included in the Required Financial Information, in which case the Required Financial Information shall only be deemed as received for purposes of the “Marketing Period” on the date (if any) that (A) such restatement has been completed and the applicable financial statements have been amended and delivered to Parent or (B) the Partnership has provided written notice to Parent that it has concluded that no restatement shall be required in accordance with GAAP; or (iii) the Required Financial Information ceases to be Compliant or would be required to be updated in order to be Compliant on any day during such 15 consecutive business day period (and is not so updated), in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of such updated Required Financial Information; provided, further, that the Marketing Period shall (1) exclude the days from and including July 1 to July 5 (which for purposes of such calculation shall not constitute business days) and (2) have either ended on or prior to August 23 or, if the Marketing Period has not ended on or prior to August 23, then such period shall commence no earlier than September 3 (it being understood that any period covering the dates described in clause (1) shall be deemed consecutive for purposes of the foregoing); provided, further, that the Marketing Period shall end on any earlier date on which the Debt Financing is funded.

“Material Adverse Effect” means any effect, change, event, fact, condition, development or occurrence that, individually or in the aggregate with all other effects, changes, events, facts, conditions, developments or occurrences, (a) has a material adverse effect on the business, assets, condition (financial or otherwise), properties, liabilities or results of operations of the Partnership and its Subsidiaries, taken as a whole, or (b) would prevent or materially delay or materially impair (i) the consummation by the Partnership or the General Partner of the Merger on a timely basis or (ii) the compliance by the Partnership or the General Partner with its obligations under this Agreement; provided, however, that, for purposes of clause (a) only, none of the following, and no effect, change, event, fact, condition, development or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur:  any effect, change, event, fact, condition, development or occurrence (A) generally affecting (1) the midstream logistics and/or blending industries (including the terminaling, storage, processing and marketing industries), including regulatory conditions (or changes therein) or any other industry in which the Partnership and its Subsidiaries operate, or (2) the economy, credit, financial, capital or commodities markets in the United States, the Caribbean or elsewhere in the world, including changes in interest or currency exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or announced changes in Law or in GAAP, or any changes or announced changes in the interpretation (to the extent authoritative) or enforcement of any of the foregoing, or any changes or announced changes in general legal, regulatory or political conditions, in each case, after the date hereof applicable to the Partnership or any of its properties, operations or assets, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.03(c) and 3.04), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from this Agreement or the Transactions, (3) acts of war (whether or not declared), military activity or terrorism, or any escalation or worsening thereof, (4) pandemics, earthquakes, floods, hurricanes, tornados or other natural disasters, or other comparable weather-related events, (5) changes in oil, natural gas, condensate, natural gas liquids or refined petroleum products prices or the prices of other commodities, including changes in price differentials, (6) any action taken by the Partnership or its Subsidiaries in compliance with the covenants set forth herein (other than Section 5.01) or at Parent’s express written request or with Parent’s written consent, or the failure to take any action by the Partnership or its Subsidiaries if that action is prohibited by this Agreement, (7) any change or prospective change, in and of itself, in the Partnership’s credit ratings, (8) any decline, in and of itself, in the market price, or change in trading volume, of any securities of the Partnership or (9) any failure, in and of itself, to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow, distributions or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (9) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event, fact, condition, development or occurrence referred to in clause (A) or clauses (B)(1), (3) or (4) may be taken into account in determining whether or not there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event, fact, condition, development or occurrence has a disproportionate adverse effect on the Partnership and its Subsidiaries, taken as a whole, as compared to other similarly sized participants in the industry or geographic markets in which the Partnership and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Merchant Services Segment” means the Partnership’s Merchant Services business segment, as such business segment is described in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

“Merger Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and, in the event the Trustee Approval is obtained prior to the Closing, the transactions contemplated by the ServiceCo Purchase Agreement, but excluding, in any event, the Financing.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA.

“Non-U.S. Partnership Plans” means all Partnership Plans that are maintained primarily for the benefit of employees outside of the United States.

“Off-Cycle Partnership Performance Unit” means a Partnership Performance Unit that is granted after the date hereof (including to employees who are newly hired or promoted by the Partnership or any of its Subsidiaries) other than in connection with the Partnership’s regularly scheduled ordinary course annual grants of Partnership Equity Awards.

“Off-Cycle Partnership Phantom Unit” means a Partnership Phantom Unit that is granted after the date hereof (including to employees who are newly hired or promoted by the Partnership or any of its Subsidiaries) other than in connection with the Partnership’s regularly scheduled ordinary course annual grants of Partnership Equity Awards.

“PA PUC” means The Pennsylvania Public Utility Commission.

“PA PUC Approval” means the earlier to occur of (i) the expiration of the period during which a petition for reconsideration may be filed with the PA PUC following the entry of a “final order” (as defined in 210 Pa. Code Rule 341) of the PA PUC approving the Merger Transactions without the PA PUC granting reconsideration to any Person and (ii) the entry of a “final order” (as defined in 210 Pa. Code Rule 341) of the PA PUC approving the Merger Transactions following reconsideration of the Merger Transactions granted by the PA PUC to any Person and the period during which a further petition for reconsideration may be filed has expired.  As used in this definition, a petition for reconsideration shall also include a petition for rehearing, reargument, clarification, supersedeas or the like, but shall not include a petition for recission or amendment under Title 66, Section 703(g) of the Pennsylvania Public Utility Code.

“Parent Expenses” means an amount in cash equal to the documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent, Merger Sub and their respective affiliates in connection with this Agreement and the Transactions up to a maximum amount of $20,000,000.

“Parent Material Adverse Effect” means any effect, change, event, fact, condition, development or occurrence that, individually or in the aggregate with all other effects, changes, events, facts, conditions, developments or occurrences, would prevent or materially delay or materially impair (i) the consummation by Parent or Merger Sub of any of the Transactions on a timely basis or (ii) the compliance by Parent or Merger Sub with its obligations under this Agreement.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P., as heretofore amended.

“Partnership Deferral Units” means an award of notional Partnership Units (including matching units) granted under the Buckeye Partners, L.P. Unit Deferral and Incentive Plan and the Buckeye Partners, L.P. 2013 Long-Term Incentive Plan to eligible employees that is subject to service-based vesting requirements and that is settled in Partnership Units.

“Partnership DERs” means, with respect to a Partnership Equity Award, the right of the holder of such Partnership Equity Award to receive an amount determined by reference to the cash distributions paid by the Partnership in respect of a Partnership Unit while such Partnership Equity Award is outstanding.

“Partnership Director Deferred Units” means an award of notional Partnership Units that is payable in cash and that is held by a non-employee director pursuant to the Buckeye Partners, L.P. Non-Employee Director Deferred Compensation Plan.

“Partnership Equity Award” means a Partnership Performance Unit, Partnership Phantom Unit, Partnership Deferral Unit or Partnership Director Deferred Unit (including, in each case, any related Partnership DERs).

“Partnership Equity Plans” means (i) the Buckeye Partners, L.P. 2013 Long-Term Incentive Plan, (ii) the Buckeye Partners, L.P. Unit Deferral and Incentive Plan and (iii) the Buckeye Partners, L.P. Non-Employee Director Deferred Compensation Plan, in each case as amended.

“Partnership Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Partnership or any of its Subsidiaries leases, subleases, licenses, uses or occupies real property (in each case whether as tenant, subtenant, licensee or by other occupancy arrangement).

“Partnership Organizational Documents” means the Certificate of Limited Partnership, the Partnership Agreement, the Fourth Amended & Restated Limited Liability Company Agreement of Buckeye GP LLC and the Certificate of Formation of Buckeye GP LLC.

“Partnership Performance Unit” means an award of notional Partnership Units that is subject to vesting based on the attainment of one or more performance goals and that is payable in Partnership Units or the value of which is determined by reference to the value of Partnership Units, whether granted under the Partnership Equity Plans or otherwise.

“Partnership Phantom Unit” means an award of notional Partnership Units that is subject to service-based vesting requirements and that is payable in Partnership Units or the value of which is determined by reference to the value of Partnership Units, whether granted under the Partnership Equity Plans or otherwise.

“Partnership Plan” means each plan, program, policy, agreement or other arrangement (A) covering current or former directors, employees or individual consultants of the Partnership or any of its Subsidiaries, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (iii) a stock option, stock purchase, or other equity, equity-based or phantom equity agreement, program or plan, (iv) an individual employment, consulting, change-in-control, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained, contributed to or required to be contributed to by the Partnership, any of its Subsidiaries or any of their respective ERISA Affiliates or to which the Partnership, any of its Subsidiaries or any of their respective ERISA Affiliates is obligated to sponsor, maintain or contribute to or (B) with respect to which the Partnership or any of its Subsidiaries has or may have any liability, other than in each case under clauses (A) and (B), (x) any plan, program, policy, agreement or arrangement mandated by applicable Law or (y) a “multiemployer plan” within the meaning of Section 3(37) of ERISA.  Notwithstanding anything herein to the contrary, the term “Subsidiaries” shall, for purposes of the definition of Partnership Plan, include ServiceCo.

“Partnership Unit Option” means an option to purchase Partnership Units under the Buckeye Partners, L.P. Amended and Restated Unit Option and Distribution Equivalent Plan or otherwise.

“Partnership Units” means the units representing limited partner interests in the Partnership having the rights and obligations specified with respect to “LP Units” as set forth in the Partnership Agreement.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP, (iii) Liens securing payment, or any obligation, with respect to outstanding Indebtedness reflected in the financial statements of the Partnership and its Subsidiaries included in the Filed Partnership SEC Documents as long as there is no event of default thereunder, (iv) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (v) easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (vi) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property and (vii) such other Liens that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Registered Partnership Intellectual Property” means all patents, patent applications, registered copyrights, applications to register copyrights, registered marks (including trademarks, service marks, and trade dress, to the extent registered), applications to register marks and registered domain names that are owned by the Partnership or any of its Subsidiaries and are material to the conduct of the business of the Partnership and its Subsidiaries, taken as a whole, as currently conducted.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

“Representatives” means, with respect to any Person, its managers, officers, directors, employees, (including, with respect to the Partnership and its Subsidiaries, employees of ServiceCo), consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“ServiceCo Purchase Agreement” means, if applicable, a Purchase Agreement between Parent and the Trustee, on behalf of the ESOP, containing such terms and conditions reasonably determined by Parent in its sole discretion.

“Services Agreement” means the Services Agreement between the Partnership and ServiceCo, dated February 21, 2013.

“Significant Subsidiary” means each of the Partnership’s “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act).

“Specified Annual Partnership Performance Unit” means a Partnership Performance Unit that is granted after the date hereof in connection with the Partnership’s regularly scheduled ordinary course annual grants of Partnership Equity Awards.

“Specified Annual Partnership Phantom Unit” means a Partnership Phantom Unit that is granted after the date hereof in connection with the Partnership’s regularly scheduled ordinary course annual grants of Partnership Equity Awards.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partner interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided that (a) ServiceCo shall be deemed to be a Subsidiary of the Partnership for purposes of this Agreement and (b) notwithstanding anything herein to the contrary, with respect to any Subsidiary of the Partnership of which not more than 50% of the ordinary voting power, ownership interests or general partnership interests are held directly or indirectly by the Partnership, the Partnership shall be deemed to have complied with any obligation, covenant, term, condition or undertaking of the Partnership to cause such Subsidiary to take, or to refrain from taking, any action under this Agreement to the extent the Partnership shall have exercised all power and authority available to the Partnership to cause such Subsidiary to take, or to refrain from taking, such action.

“Tax” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, together with any related interest, penalties or additions to tax.

“Tax Returns” means all returns, reports, claims for refund, declarations and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger, the Financing and, in the event the Trustee Approval is obtained prior to the Closing, the transactions contemplated by the ServiceCo Purchase Agreement.

“Trustee” means GreatBanc Trust Company, an Illinois corporation, not in its corporate capacity but solely in its capacity as trustee of the ESOP.

“Trustee Approval” means the approval by the Trustee of the purchase by Parent or its Affiliate of all of the outstanding shares of common stock of ServiceCo, in its capacity as trustee of the ESOP, as evidenced by the execution and delivery of the ServiceCo Purchase Agreement.

“Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Acceptable Confidentiality Agreement	5.02(i)
Action	3.07
Adverse Recommendation Change	5.02(d)
Agreement	Preamble
Alternative Financing	5.04(b)
Announcement	5.05
Anti-Corruption Laws	3.08(b)
Antitrust Laws	5.03(a)
Available Financing	5.04(c)
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Burdensome Condition	5.03(e)
Capitalization Date	3.02(a)
Certificate	2.01(c)
Certificate of Merger	1.03
Claim	5.07(b)
Closing	1.02
Closing Date	1.02
Closing Failure Notice	7.01(d)(iii)
Communications Act	3.04
Confidentiality Agreement	5.06
Contract	3.03(d)
Debt Commitment Letter	4.05
Debt Financing	4.05
DLLCA	Recitals
DOJ	5.03(c)
DPA	3.04
DRULPA	Recitals
Effective Time	1.03
Elkins Act	3.18(a)
Environmental Laws	3.12(a)
Environmental Permits	3.12(b)
Equity Financing	4.05
Equity Financing Letter	4.05
Exchange Act	3.04

Terms Not Defined in this Section 8.12	Section
Exchange Fund	2.02(a)
FCC	3.04
FERC	3.18(a)
Filed Partnership SEC Documents	Article III
Financing	4.05
Financing Agreements	5.04(b)
Financing Letters	4.05
FTC	5.03(c)
Fund	Recitals
General Partner	Preamble
Governance Committee	Recitals
Governmental Consents	6.01(b)
ICA	3.18(a)
Indemnitee	5.07(a)
Indemnitees	5.07(a)
Initial Extension Date	7.01(b)(i)
International Trade Laws	3.08(b)
Intervening Event	5.02(l)
Intervening Event Match Period	5.02(f)
Judgment	3.07
Laws	3.08(a)
Limited Guarantee	Recitals
Material Contract	3.16(a)
Material Regulatory Proceeding	5.01(d)(i)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
New LLC	2.01(e)(iii)
Non-U.S. Partnership Employee	5.08(f)
NYSE	3.04
Other Regulatory Approvals	3.04
Outside Date	7.01(b)(i)
Owned Real Property	3.15(a)
Parent	Preamble
Parent Related Parties	7.03(d)
Parent Termination Fee	7.03(b)
Partnership	Preamble
Partnership Acquisition Agreement	5.02(d)
Partnership Board	Recitals
Partnership Board Recommendation	3.03(b)
Partnership Disclosure Letter	Article III
Partnership Employee	5.08(a)
Partnership Phantom Unit Payment Amount	2.03(a)
Partnership Related Parties	7.03(d)

Terms Not Defined in this Section 8.12	Section
Partnership SEC Reports	3.05(a)
Partnership Securities	3.02(b)
Partnership Termination Fee	7.03(a)(ii)
Partnership Unitholder Approval	3.03(c)
Partnership Unitholders’ Meeting	5.15(b)
Paying Agent	2.02(a)
Payoff Letter	5.04(e)
Permits	3.08(a)
Personal Property	3.15(e)
Premium Cap	5.07(c)
Proxy Statement	3.04
Required Financial Information	5.04(c)
Restraints	6.01(a)
Rights-of-Way	3.15(b)
Sarbanes-Oxley Act	3.05(a)
SDN List	3.08(e)
SEC	3.04
Second Extension Date	7.01(b)(i)
Secretary of State	1.03
Securities Act	3.02(c)
ServiceCo	Preamble
ServiceCo Board	5.16(a)
ServiceCo Committee	5.16(a)
ServiceCo Election	2.01(e)
ServiceCo Units	2.01(e)
Superior Proposal	5.02(k)
Superior Proposal Match Period	5.02(e)
Surviving Entity	1.01
Takeover Law	3.14(b)
Takeover Proposal	5.02(j)
Tax Counsel	6.02(c)
Title IV Plan	3.10(c)
Uncertificated Unit	2.01(c)
VTTI Agreement	6.02(c)

SECTION 8.13.  Fees and Expenses.  Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

SECTION 8.14.  Performance Guaranty.  Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, excluding any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Entity.

SECTION 8.15.  Exculpation of Financing Sources.  Notwithstanding anything to the contrary contained herein, no Partnership Related Party shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Merger, the Debt Financing, the Debt Commitment Letter, the Financing Agreements or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Partnership Related Party in connection with this Agreement, the Merger, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise.  The Partnership (on behalf of itself and its Affiliates and, to the fullest extent legally permissible, the other Partnership Related Parties), (a) hereby waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Financing Agreements and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (b) hereby agrees not to bring or support any Action against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter, the Financing Agreements and the transactions contemplated hereby and thereby and (c) hereby agrees to cause any Action asserted by the Partnership or one of its Subsidiaries against any Debt Financing Source in connection with this Agreement, the Financing, the Debt Commitment Letter, the Financing Agreements and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated; provided that following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any Financing Agreements related thereto.  In addition, in no event will any Debt Financing Source or Affiliate of any Debt Financing Source, or any Representative of the foregoing be liable for any damages of any kind (including consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature) in connection with this Agreement, the Debt Commitment Letter, the Financing Agreements and the transactions contemplated hereby or thereby.

SECTION 8.16.  Interpretation.  (a)  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “made available to Parent” and words of similar import refer to documents (A) posted to Merrill DatasiteOne by or on behalf of the Partnership or (B) delivered in person or electronically to Parent, Merger Sub or their respective Representatives, in each case, no later than 12:01 a.m., New York City time, on the date of the execution of this Agreement.  All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.

(b)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

SECTION 8.17.  Non-Recourse.  Notwithstanding anything in this Agreement, the Equity Financing Letter or the Limited Guarantee to the contrary, each party hereto agrees, on behalf of itself and its Affiliates and Representatives, that all Actions or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, arise under or relate to (a) this Agreement, the Equity Financing Letter, the Limited Guarantee or the transactions contemplated hereby and thereby, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach or violation of this Agreement or (d) any failure of the transactions contemplated by this Agreement, the Equity Financing Letter and the Limited Guarantee to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified herein as a party to this Agreement, the Equity Financing Letter and the Limited Guarantee, respectively.  No Parent Related Party (other than Parent, Merger Sub and, solely as and to the extent specified, and in accordance with, and subject to the terms and conditions of, this Agreement, the Limited Guarantee or the Equity Financing Letter, as applicable, the Fund) shall have any liability for any obligations or liabilities of any party hereto under this Agreement, the Equity Financing Letter or the Limited Guarantee or the transactions contemplated hereby or thereby.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HERCULES INTERMEDIATE HOLDINGS LLC

by	/s/ James Cemm
	Name:	James Cemm
	Title:	Manager

by	/s/ Wei-Sun Teh
	Name:	Wei-Sun Teh
	Title:	Manager

HERCULES MERGER SUB LLC

by	/s/ James Cemm
	Name:	James Cemm
	Title:	Manager

by	/s/ Wei-Sun Teh
	Name:	Wei-Sun Teh
	Title:	Manager

BUCKEYE PARTNERS, L.P.,

by	Buckeye GP LLC, its sole general partner
/s/ Clark C. Smith
	Name:	Clark C. Smith
	Title:	Chairman, President and Chief Executive Officer

BUCKEYE PIPE LINE SERVICES COMPANY,

by	/s/ Clark C. Smith
	Name:	Clark C. Smith
	Title:	Director

BUCKEYE GP LLC,

by	/s/ Clark C. Smith
	Name:	Clark C. Smith
	Title:	Chairman, President and Chief Executive Officer